 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998

                                                     REGISTRATION NO. 333-41259

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                       AMENDMENT NO. 3 TO FORM S-1

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                  ENACT HEALTH MANAGEMENT SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     8082                    77-0326649
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CODE NUMBER)      IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                      1975 WEST EL CAMINO REAL, SUITE 306
                            MOUNTAIN VIEW, CA 94040
                                (650) 967-0379
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,OF
         PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL EXECUTIVE OFFICERS)

                               ----------------

                                MATTHEW SANDERS
                            CHIEF EXECUTIVE OFFICER
                        ENACT HEALTH MANAGEMENT SYSTEMS
                      1975 WEST EL CAMINO REAL, SUITE 306
                            MOUNTAIN VIEW, CA 94040
                             PHONE: (650) 967-0379
                           FACSIMILE: (650) 967-9223
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
        J. HOWARD CLOWES, ESQ.                 DONALD J. MURRAY, ESQ.
   GRAY CARY WARE & FREIDENRICH LLP             DEWEY BALLANTINE LLP
          400 HAMILTON AVENUE                1301 AVENUE OF THE AMERICAS
      PALO ALTO, CALIFORNIA 94301                NEW YORK, NY 10019
         PHONE: (650) 328-6561                  PHONE: (212) 259-8000
       FACSIMILE: (650) 327-3699              FACSIMILE: (212) 259-6333

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


               SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1998
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
                                3,000,000 SHARES

                                [LOGO OF ENACT]

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock offered hereby are being sold by ENACT Health Management Systems, Inc. ("ENACT" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market under the symbol "ENCT."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   --------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
              ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                  UNDERWRITING
                                      PRICE TO   DISCOUNTS AND    PROCEEDS TO
                                       PUBLIC    COMMISSIONS(1)    COMPANY(2)
--------------------------------------------------------------------------------
Per Share                             $          $                $
--------------------------------------------------------------------------------
Total(3)                              $          $                $
================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $750,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares
of Common Stock offered hereby will be available for delivery on or about     ,
1998 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SALOMON SMITH BARNEY                                             LEHMAN BROTHERS

      , 1998

                            TELE-HEALTH MONITORING
                          LINKING PATIENTS, PROVIDERS
                             AND PLANS IN MINUTES

[ENACT LOGO]

[Picture of a young girl breathing into the AirWatch monitor]

Home-based monitoring

[Picture of the AirWatch monitor and the LifeScan blood glucose meter superimposed on four sample Monthly Care Reports]

Objective, physiological data for providers, patients and payors

[Picture of two people discussing results]

Defines a new paradigm in health management

[Picture of a doctor giving information to a patient]

Provides information to allow care team to remotely monitor patients between office visits



  The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[ENACT LOGO]                   THE ENACT TELE-HEALTH SYSTEM

Personal Health Monitors*

RESPIRATORY
-----------
The ENACT AirWatch(R) monitor measures and stores lung function data for use in managing asthma and other pulmonary diseases. Data is transmitted to Care Central via telephone lines.

[Picture of the AirWatch monitor]

DIABETES
--------
Blood glucose meters manufactured by Johnson & Johnson's LifeScan subsidiary connect to the ENACT Reporter. The meters store blood glucose measurements and the ENACT Reporter transmits these readings to Care Central.

[Picture of LifeScan's blood glucose meter]

[Picture of the ENACT Reporter]

[Picture of Care Central]

CARDIOVASCULAR AND OTHERS
-------------------------
Many other types of personal health monitors have the potential to connect to the ENACT System. Other potential applications include congestive heart failure, hypertension and drug delivery monitoring.

ENACT Care Central

DATABASE
--------
ENACT's Care Central receives data from personal health monitors and stores and formats it in a relational database. Care Central's scalable architecture is designed to handle large patient populations.


*To date, the Company (i) has begun commercial distribution of its AirWatch
 Monitor to a limited number of patients, (ii) is preparing for the commercial launch of its diabetes product in collaboration with LifeScan and (iii) is developing products for cardiovascular and other disease markets. The Company has a limited operating history and has received limited revenue from sales of products and services attributable solely to sales of the AirWatch Monitor and related services. See "Risk Factors."

[ENACT LOGO]             THE ENACT TELE-HEALTH SYSTEM

Information Products

[Picture of three sample Monthly Care Reports]

REPORTS
-------
Reports can be generated automatically or on demand from Care Central and sent within minutes to members of the care team. Monthly Care Reports(TM) are mailed to enrolled patients.

[Picture of a computer accessing the worldwide web]

INTERNET ACCESS
---------------
Via the worldwide web, data from Care Central is also available electronically to healthcare professionals. ENACT's sophisticated Internet tools, as well as standard reports, provide clinicians the data needed to manage large patient populations.

The Care Team

THE PATIENT
-----------
As patients take more responsibility for their own health and treatment, the ENACT System provides them a new paradigm. Knowing their health state data is stored safely, they can direct it to the healthcare providers and payors of their choice.

[Picture of a young girl breathing into the AirWatch monitor]

THE CASE MANAGER
----------------
Using ENACT's Internet tools, case managers at managed care organizations can target patients requiring intervention.

[Picture of a case manager]

THE PHYSICIAN
-------------
The ENACT tele-health system enables physicians to remotely monitor their patients between office visits. This improved monitoring can help evaluate the patient's compliance and can help assess medication effectiveness.

[Picture of a physician]

THE PHARMACIST
--------------
The role of the pharmacist in providing patient counseling and other cognitive services is increasing. The ENACT System gives pharmacists a powerful new tool for evaluating drug therapies and helping their customers manage chronic illnesses.

[Picture of a pharmacist]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  ENACT is a tele-health monitoring company which collects objective physiological data regarding patients' health states and provides timely, low-cost reporting of that information to patients, case managers, clinicians and other members of the care team. ENACT's initial development and marketing efforts are focused on the management of chronic diseases such as asthma, diabetes and cardiovascular disease. The Company has enrolled patients in a program using its health monitoring and reporting system (the "ENACT System") for asthma, which includes the Company's Food and Drug Administration ("FDA") 510(k)-cleared AirWatch personal health monitor, and is preparing to launch a program for diabetes, which will include the Company's Reporter interface which connects to blood glucose monitors. Based on preliminary marketing efforts, patient surveys and discussions with collaborative partners, the Company believes that the ENACT System is likely to appeal both to patients who are increasingly taking a more active role in managing their own health and managed care organizations seeking cost savings. To supplement its internal marketing programs, the Company seeks to develop strategic relationships with market leaders in specific disease states to take advantage of their installed patient bases, marketing expertise and distribution resources. Consistent with this objective, the Company recently formed an alliance in diabetes with Johnson & Johnson's LifeScan subsidiary, the market leader for diabetes monitoring equipment.

  The ENACT System consists of (i) personal health monitors, which are used by patients to collect objective medical data; (ii) a communications interface (the "ENACT Interface"), which links the personal health monitors to the Company's on-line database ("Care Central"); (iii) the Care Central database, which formats and stores the medical data; and (iv) information services, which produce and distribute processed data in a variety of formatted reports and through a case management capability available via the Internet and other electronic media.

  While healthcare payors have been successful in achieving cost savings through negotiated discounts with healthcare providers and the reduction of unnecessary use of healthcare services, payors are now seeking new methods to curb healthcare costs. Payors have identified chronic disease treatment as a potential source of healthcare cost reductions. A study by the University of California, San Francisco reported that chronic disease treatment costs totaled $425 billion in 1990 and that chronic disease patients account for more than 70% of healthcare expenditures, despite only comprising 40% of the population.

  Traditionally, healthcare providers have treated chronic diseases reactively by responding to acute medical episodes and the complications arising from a substantial deterioration in a patient's health state. This mode of treatment often results in expensive emergency room care and hospitalizations. A significant number of these acute medical episodes and health declines are the consequence of patients' failure to comply with prescribed treatment programs and caregivers' lack of information about the patients' compliance and current health state. Recently, payors have recognized that their costs can be reduced by adopting more proactive programs which emphasize improved patient compliance. While current health management programs have laid the ground work for improved patient compliance, these programs generally lack objective physiological data to guide medical treatment decisions and often require expensive, labor-intensive telephonic contact.

  The Company believes that the ENACT System both addresses many of the shortcomings of current health monitoring programs for chronic disease and enables new forms of health monitoring. Specifically, the ENACT System establishes a low-cost link between the patient at home and the care team, provides objective physiological data and the means to encourage patient compliance, reduces reporting errors, creates a relational database of patient outcomes which enables providers and payors to analyze the cost effectiveness of various treatment methodologies, and may help minimize expensive emergency room visits and unnecessary hospital utilization.

  The Company's goal is to become the leading provider of tele-health monitoring systems for objective patient health information. The key elements of the Company's strategy to achieve this goal include (i) focusing the initial implementation of the ENACT System on asthma, diabetes and cardiovascular disease; (ii) aligning with market leaders in various disease states to gain market acceptance; (iii) marketing directly with customers and partners to build primary demand for ENACT's products and services; and (iv) capitalizing on the broad applicability of the ENACT System across additional healthcare applications.

                                  THE OFFERING

 Common Stock being offered.................... 3,000,000 shares (1)
 Common Stock outstanding after the offering... 8,912,853 shares (1)(2)
 Use of proceeds............................... For marketing programs, advertising and product development efforts; repayment of
                                                debt to an existing stockholder; working
                                                capital and other general corporate purpos-
                                                es.
 Proposed Nasdaq National Market Symbol........ ENCT

--------
(1) Excludes up to 450,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Based on the number of shares outstanding as of December 31, 1997. Includes
    (i) 3,389,533 shares of Common Stock issuable upon the automatic conversion of all outstanding shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the "Convertible Preferred Stock"), upon completion of this offering, and (ii) 131,420 shares of Common Stock issuable upon the exercise of warrants to purchase Convertible Preferred Stock which terminate upon the completion of this offering. Excludes (i) 783,529 shares of Common Stock issuable upon exercise of options with a weighted average exercise price of $2.35 per share, (ii) 816,571 shares of Common Stock reserved for issuance of options which may be granted in the future under the Company's stock option plans, (iii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), (iv) 60,000 shares of Common Stock issuable upon exercise of warrants with a weighted average exercise price of $0.48 per share which do not terminate upon the completion of this offering and (v) 459,667 shares of Common Stock issuable upon the conversion of convertible promissory notes in the aggregate principal amount of $3,000,000. See "Management--Stock Plans" and Notes 5 and 6 of Notes to Financial Statements.

                                  RISK FACTORS

  The Company is in an early stage of development, has a limited operating history and has generated limited revenues to date. For a description of these and other risks associated with the purchase of Common Stock, see "Risk Factors."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                            1994     1995     1996     1997
                                           -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Total revenues............................ $   140  $   614  $ 3,096  $ 6,459
Operating costs and expenses:
  Cost of revenues........................      --       --    1,796    5,006
  Research and development................   1,417    1,365    1,752    2,035
  Sales and marketing.....................      --    1,185    1,475    2,758
  General and administrative..............     288      420      770    1,085
                                           -------  -------  -------  -------
Total operating costs and expenses........   1,705    2,970    5,793   10,884
                                           -------  -------  -------  -------
Loss from operations......................  (1,565)  (2,356)  (2,697)  (4,425)
Interest income (expense), net............       9      (24)    (110)    (249)
                                           -------  -------  -------  -------
Net loss.................................. $(1,556) $(2,380) $(2,807) $(4,674)
                                           =======  =======  =======  =======
Pro forma net loss per share (1)..........                            $ (0.79)
                                                                      =======
Shares used in computing pro forma
 net loss per share (1)...................                              5,934
                                                                      =======

                                                          DECEMBER 31, 1997
                                                       ------------------------
                                                        ACTUAL   AS ADJUSTED(2)
                                                       --------  --------------
BALANCE SHEET DATA:
Working capital (deficit).............................  $(2,731)    $26,859
Total assets..........................................    2,901      32,491
Notes payable to stockholders.........................    4,000       3,000
Accumulated deficit...................................  (12,010)    (13,178)
Total stockholders' equity (net capital deficiency)...   (4,350)     26,240

--------
(1) See Note 1 of Notes to Financial Statements for an explanation of shares used in computing pro forma net loss per share.
(2) Adjusted to reflect (i) the issuance of 131,420 shares of Common Stock upon the exercise of warrants to purchase Convertible Preferred Stock which terminate upon the completion of this offering at a weighted average exercise price of $4.95 and (ii) the sale of shares of Common Stock offered hereby at an assumed offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." Also includes the effect of an imputed non-cash charge to interest expense with an offsetting entry to additional paid-in capital of $1,168,000 as a result of certain short-term borrowings becoming convertible upon completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of Notes to Financial Statements.

                                ----------------

  Unless otherwise indicated, information in this Prospectus, including share and per share data, (i) assumes an initial public offering price of $11.00,
(ii) gives effect to the reincorporation of the Company in Delaware prior to the date of this offering, (iii) assumes the exercise of warrants to purchase Convertible Preferred Stock which terminate on the completion of this offering and the conversion thereof into 131,420 shares of Common Stock, (iv) reflects the conversion of all of the outstanding shares of the Convertible Preferred Stock into 3,389,533 shares of Common Stock upon completion of this offering (For purposes of determining the number of shares of Common Stock issuable upon conversion of the Company's Series D Preferred Stock, this Prospectus assumes an initial public offering price of $11.00 and a closing date prior to February 20, 1997. See "Certain Transactions.") and (v) assumes no exercise of the Underwriters' option to purchase from the Company up to 450,000 additional shares of Common Stock to cover over-allotments, if any. The conversion price for the Series D Preferred Stock is subject to adjustment based upon the offering price of the Common Stock and the date of the closing for this offering. All share amounts contained herein with respect to, or that include shares of Common Stock issuable upon conversion of Series D Preferred Stock, assume a public offering price of $11.00 per share and a closing date on or prior to February 20, 1998. If the public offering price is lower, or the closing date is after February 20, 1998, a larger number of shares of Series D Preferred Stock would be issuable upon the conversion of the Series D Preferred Stock. See "Description of Capital Stock," "Underwriting" and "Certain Transactions."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider the following risk factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve certain risks and uncertainties. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES

  The Company was formed in October 1992, is in an early stage of development and has a limited operating history from which to evaluate its performance. To date, the Company has generated limited revenues and through December 31, 1997 had incurred cumulative net losses of $12.0 million. The Company expects such losses to continue for the foreseeable future. The Company's cumulative revenues are $10.3 million, consisting primarily of revenues from non-recurring sources, including a development contract and sales of monitors and services for clinical and marketing trials conducted by customers. The Company may encounter problems and delays in its product development and sales and marketing efforts, and the failure to address these problems and delays successfully could have a material adverse effect on the Company's business prospects. The Company's prospects also must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in the establishment of a new business in an industry characterized by intense competition, as well as the risks inherent in the commercialization of new services. There can be no assurance that the Company's efforts will result in an ability to provide any services that can be marketed or operated in a commercially successful manner, or that any such services will be able to compete with other services that might be in the market now or in the future. There can be no assurance that the Company will achieve recurring revenue or profitability on a consistent basis or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

UNCERTAINTY OF MARKET ACCEPTANCE; LIMITATIONS OF COMMERCIALIZATION STRATEGY

  The Company's products and services represent a new approach to healthcare management. Demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. Further, the acceptance of new products and services is particularly uncertain due to an emphasis in the healthcare industry on cost containment and the necessity of securing approvals for reimbursement. As the Company's products and services have only been introduced on a limited commercial scale, there can be no assurance that payors or patients will find the prices of the Company's products and services acceptable or that patients will be successful in obtaining widespread reimbursement. If the Company is not successful in obtaining advance payments through managed care contracts or reimbursement approvals from payors, the market for the Company's products and services will be limited. To date the Company has enrolled a limited number of patients in its asthma program and no patients in any other program other than those enrolled through various pilot diabetes programs. The Company intends to commence a substantial sales and marketing effort for its AirWatch personal health monitor ("AirWatch Monitor") and related tele-health services following this offering, and the market acceptance of such products and services will depend in part upon whether such sales and marketing effort is successful. Further, the transmission and availability of patient data electronically is a relatively new development, and patient and healthcare industry concerns regarding confidentiality could limit the acceptance of the Company's products and services. There can be no assurance that the Company's products and services will achieve market acceptance or that any market for the Company's services will develop. See "Business--Sales and Marketing."

DEPENDENCE ON CUSTOMERS AND PARTNERS FOR MARKETING AND PATIENT ENROLLMENT

  The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. One element of the Company's marketing strategy involves marketing its products and services to pharmacies, managed care organizations, diversified healthcare companies and pharmaceutical companies with the intent that those customers and partners will market its products and services directly to customers or integrate the Company's tele-health monitoring system into health management programs. Another element of the Company's marketing strategy is to form strategic alliances with market leaders in several disease states, which leaders have greater resources and marketing experience than the Company, in order to effectively co-market the Company's products and services. Accordingly, the Company will be dependent upon its customers and partners, over whom it has no control, for the marketing and implementation of its tele-health monitoring system, and the timing and extent of patient enrollment (and related revenues) will be substantially within the control of the Company's customers and partners. The Company's ability to generate recurring revenue is dependent on enrollment of patients in healthcare programs which utilize the Company's tele-health monitoring system. To the extent that an adequate number of patients are not enrolled in programs which incorporate the Company's tele-health monitoring system, the Company will be unable to generate recurring revenue or achieve profitability. See "Business--Collaborative Agreements."

SIGNIFICANT AND EXTENSIVE CHANGES IN THE HEALTHCARE INDUSTRY

  The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. The reform of the United States healthcare system remains an important concern of both federal and state lawmakers. Several lawmakers have proposed programs that contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company and its targeted customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those which may utilize the Company's services. Although the Company cannot predict what further changes in the healthcare industry may occur, any such changes could have a material adverse effect on its business, financial condition and results of operations. In addition many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which could adversely affect the Company's ability to establish and maintain adequate price levels for its products and services. The failure of the Company to establish and maintain adequate price levels could have a material adverse effect on the Company.

CUSTOMER CONCENTRATION

  A small number of customers have historically accounted for a substantial portion of the Company's revenues. Sales to the Company's two largest customers accounted for approximately 75% of the Company's revenues in 1997. During fiscal 1997, Glaxo Wellcome, Inc. and LifeScan, a subsidiary of Johnson & Johnson, accounted for 60% and 15%, respectively, of the Company's revenues. During fiscal 1996, Teijin, Ltd. and Zeneca Pharmaceuticals, Inc. accounted for 49% and 23%, respectively, of the Company's revenues. No other customer represented more than 10% of the Company's revenues for any of such periods. The loss of or reduction or delay in orders from a significant customer could adversely affect the Company's business, financial condition and operating results. There can be no assurance that large purchases from these customers will recur from year to year. See "Business--Collaborative Agreements" and
Note 2 of Notes to Financial Statements.

DEPENDENCE ON THIRD-PARTY MANUFACTURER

  The Company does not engage in any direct manufacturing operations. The Company's AirWatch Monitor and ENACT Reporter are manufactured by a subcontractor at a single manufacturing facility. The occurrence of operational problems at such facility or any other event as a result of which the sub-contractor cannot or will not furnish to the Company its requirements of personal health monitors would have a material adverse effect on the Company's business and results of operations. The Company anticipates that the manufacture of any future Company products also will be subcontracted out and thus will be subject to the same risks. There can be no assurance that the Company will be able to successfully outsource such products or, alternatively, develop in-house manufacturing capabilities. Additionally, because the Company has contracted with a single manufacturer which manufactures product for the Company in its facilities located in the Far East, production of the AirWatch

Monitor and the ENACT Reporter may be directly affected by the political and economic conditions in the Far East. Although the Company believes it can find alternate manufacturers for its products on relatively short notice, any prolonged work stoppages, civil unrest or other inability of the manufacturer to manufacture the Company's products, could materially adversely affect the Company's business, financial condition or results of operations.

DEPENDENCE ON TELECOMMUNICATIONS SYSTEMS; RAPID TECHNOLOGICAL CHANGE AND OBSOLESCENCE

  The business of the Company is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. As the Company expands its commercial activities, an increased burden will be placed upon the Company's telecommunications and data processing equipment. Interruptions of telephone service for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the business of the Company. Moreover, the communications and information technology industries are subject to rapid and significant technological change, and the ability of the Company to operate and compete is dependent in significant part on its ability to update and enhance its tele-health monitoring system on an ongoing basis. In order to do so, the Company must be able to effectively implement new technologies in order to enhance its tele-health monitoring system, while not jeopardizing its ability to provide its current services. There can be no assurance that the Company will be able to develop and implement technological changes to its tele-health monitoring system. Furthermore, following this offering, the Company will maintain a significant investment in its technology, and therefore is subject to the risk of technological obsolescence. In addition, advances in medical therapies or other innovations in health management could render the Company's services obsolete. If the Company's technology or services were rendered obsolete, the Company's business and operating results would be materially adversely affected. See "Business--The ENACT Tele-Health Monitoring System. "

COMPETITION

  The market for healthcare information products, services and devices for health state management is a relatively new and emerging market. Although the Company currently has only limited direct competition, it faces indirect competition from a number of sources and expects to experience intense competition in the future if its products and services are accepted in the marketplace. The Company's potential competitors include specialty healthcare companies, healthcare information system and software vendors, healthcare management organizations, pharmaceutical companies and other service companies within the healthcare industry. In particular, the Company is aware of several large pharmaceutical and medical service companies that have stated publicly that they intend to be involved in providing comprehensive health state management services. The Company also expects to compete against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. The Company's potential competitors include companies with significantly greater financial, technical, product development and marketing resources than the Company. There can be no assurance that a competitor will not develop and successfully introduce competitive products or services, that the introduction of such products or services will not cause a reduction in the price at which the Company sells its products and services or that the Company will be able to compete successfully with any of these potential competitors. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success will depend upon its ability to retain members of its senior management team, including a core group of key officers and employees. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business. The Company has employment agreements with only a limited number of key employees. See "Management--Executive Compensation--Employment Agreements." Also, the Company's ability to transition from development stage to commercial operations will depend upon, among other things, the successful recruiting of highly skilled managerial and marketing personnel with experience in business activities such as those contemplated by the Company. Competition for the type of highly skilled individuals sought by the Company is intense. There can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain skilled personnel on acceptable terms. See "Management."

SUBSTANTIAL FLUCTUATION IN QUARTERLY OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter as a result of a number of factors, including, without limitation, the timing and success of the Company's future marketing and sales efforts, the timing of performance and payments under development agreements, if any, the rate at which customers and partners implement disease state management and other health information programs within their patient populations, the rate of patient enrollment in such programs, the entry into the Company's market of additional competitors, the number and size of clinical trials in which the Company participates, and general economic conditions. Accordingly, the Company's future operating results are likely to be subject to variability from quarter to quarter and could be adversely affected in any particular quarter. Due to the foregoing, there can be assurance that the Company's operating results will not be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO PROPRIETARY RIGHTS

  The Company's ability to compete successfully will depend, in part, on its ability to protect its proprietary rights. Although the Company continues to implement protective measures and intends to defend its proprietary rights, there can be no assurance that these measures will be successful or that its patents will provide meaningful protection against potential competitors developing substantially similar products and services. The Company has filed nine patent applications in the United States, two of which have resulted in issued patents and two others of which have had claims allowed by the Patent and Trademark Office. The Company has not yet filed patent applications outside the United States and may determine to pursue such filings in only a limited number of jurisdictions. There can be no assurance that patents will issue from any pending application, that the Company's patent application filings, if any, outside the United States will be adequate to protect its interests, that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to the Company.

  The Company is not currently aware of any pending or threatened claims of infringement of the proprietary rights of others with respect to the Company's current or planned products. However, there can be no assurance that third parties will not assert such claims or that any such claims will not require the Company to enter into license agreements or result in costly and protracted litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses will be obtainable on commercially reasonable terms. See "Business--Proprietary Rights."

FUTURE DEPENDENCE UPON REIMBURSEMENT BY THIRD-PARTY PAYORS; POTENTIAL REDUCTIONS IN REIMBURSEMENT BY THIRD-PARTY PAYORS

  The Company expects that in the future a significant portion of its revenues may be derived directly or indirectly from reimbursements by third-party payors. Cost containment pressures are increasing in the health care industry as third-party payors institute measures designed to limit payments to health care providers. Such cost containment measures include reducing reimbursement rates, limiting services and products covered, increasing utilization review of services, negotiating prospective or discounted contract pricing, adopting capitation strategies and seeking competitive bids. There can be no assurance that such measures will not adversely affect the amounts or types of services and products that may be reimbursable in the future, or that this trend will not result in significant pressure on the price of the Company's products and services. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government restrictions, all of which could materially decrease the range of services and products covered or the reimbursement rates paid for the Company's services or products. Any such reductions or changes could have a material adverse effect on the Company's business, financial condition and operating results.

EXTENSIVE GOVERNMENT REGULATION

  The manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory approval process is lengthy, expensive and uncertain, and there can be no assurance that any approvals or clearances that the Company may seek will ultimately be obtained. Product approvals and clearances, if issued, can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Foreign governments also have review processes for new products that present many of the same risks. The Company and any manufacturing contractor used by the Company is also required to adhere to FDA regulations setting forth requirements for Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include extensive testing, control and documentation requirements. Failure to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearances or premarket approvals, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. See "Business--Government Regulation."

  Additionally, state laws prohibit the practice of medicine and nursing without a license. There can be no assurance that the Company's operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect on the Company.

  The Company is subject to Federal and state laws governing the confidentiality of patient information. In addition, Federal legislation adopted in 1996 requires that new national standards for the security of electronic health information transactions be issued in 1998. The legislation also requires that standards for privacy of individually identifiable health information be adopted by January 21, 2000. The Company expects further legislation and regulations will be enacted as methods of transmitting and storing patient records evolve. Such regulations could adversely affect the Company or its customers and partners. The Company and its customers and partners may also be subject to Federal and state laws and regulations which govern financial and other arrangements between healthcare providers, including fee splitting arrangements between healthcare providers and payments, referrals or other financial arrangements that are designed to induce the referral of patients to a particular provider for medical products and services. Sanctions for violation of these laws and regulations include civil and criminal penalties and exclusion from participation in Medicare and Medicaid programs. Failure to comply with these laws and regulations could have a material adverse effect on the Company. See "Business--Government Regulation."

  Regulation in the healthcare field is constantly evolving. The Company is unable to predict what government regulations, if any, affecting its business may be promulgated in the future. The Company's business could be adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

POTENTIAL LIABILITY AND INSURANCE

  The Company will provide information to healthcare providers and payors upon which determinations affecting medical care will be made, and claims could be made against it for liabilities resulting from adverse medical consequences to patients. In addition, the Company could have potential legal liability in the event it fails to correctly record or disseminate patient information. There can be no assurance that the Company's procedures for limiting liability have been or will be effective, that the Company will not be subject to litigation that may adversely affect the Company's results of operations, that adequate insurance will be available to it in the future at acceptable cost or at all or that any insurance maintained by the Company will cover, as to scope or amount, any claims that may be made against the Company.

POSSIBLE NEED FOR ADDITIONAL FINANCING

  In order to successfully exploit the ENACT System and implement programs using the Company's medical data analysis and reporting system, the Company may be required to make substantial additional investments to market and promote its products. The Company will also be required to retain the services of employees in advance of obtaining contracts to provide its services. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the anticipated costs of marketing and promotion of the Company's tele-health monitoring system), that the proceeds of this offering, together with available resources, will be sufficient to satisfy the Company's contemplated cash requirements for at least 18 months following the consummation of this offering. In the event that the Company's plans change, or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing or curtail its activities. The Company has limited current arrangements with respect to, or sources of, additional financing. Any additional equity financing may involve substantial dilution to the interest of the Company's stockholders, and any debt financing could result in operational or financial restrictions on the Company. There can be no assurance that any additional financing will be available to the Company on acceptable terms or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

YEAR 2000 COMPLIANCE

  Both the Company's internal operations and products use a significant number of computer software programs and operating systems. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possibly even replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant. Given the information known at this time about the Company's systems, coupled with the Company's ongoing efforts to upgrade or maintain business critical systems as necessary, it is currently not anticipated that the "Year 2000" issue or related costs will have a material adverse effect on the Company's business, financial condition and results of operations. However, the Company is still analyzing its software applications and those utilized by key suppliers and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL OF THE COMPANY

  Following this offering, the executive officers and directors of the Company together with their affiliates will beneficially own, in the aggregate, approximately 31.9% of the outstanding Common Stock. As a result of such ownership, these stockholders, in the event they act in concert, will have control over the management policies of the Company and all matters requiring approval by the stockholders of the Company, including the election of directors. See "Principal Stockholders."

MANAGEMENT'S DISCRETION WITH RESPECT TO USE OF PROCEEDS

  The Company intends to use approximately $15.0 million of the net proceeds of this offering to accelerate the national commercialization of the ENACT System by hiring sales and marketing personnel, funding advertising programs and launching the Company's pharmacy programs and managed care sales initiatives. The Company will also expend up to $1.0 million of such net proceeds for the repayment of a promissory note held by a current stockholder of the Company. The balance of the net proceeds has not been designated for any specific use. The Company intends to use any such balance primarily for general corporate purposes, including product development efforts, expansion of the Company's computer system, working capital and potential acquisitions of companies, products and technologies that complement or expand the Company's business. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. There can be no assurance that the use of proceeds will not change from that currently anticipated. See "Use of Proceeds."

DILUTION; DIVIDENDS

  The initial public offering price per share of the Common Stock will exceed the negative net tangible book value per share of the Common Stock. Accordingly, purchasers of shares of Common Stock in this offering will experience immediate dilution in net tangible book value per share of $8.06 (assuming a public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company). The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends on such stock in the foreseeable future. See "Use of Proceeds," "Dilution" and "Dividend Policy."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. For a description of the factors considered in determining the initial public offering price, see "Underwriting." The market price of the Common Stock following this offering may be highly volatile, as has been the case with the securities of other early stage companies. The stock market recently has experienced a high level of price and volume volatility, and market prices for the stock of many companies (particularly of small and emerging growth companies) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. There can be no assurance that these broad market fluctuations or other factors will not have a material adverse effect on the market price of the Common Stock.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

  A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options and warrants will become eligible for sale in the public market at prescribed times after this offering.

  Upon completion of this offering, the Company will have outstanding 8,912,853 shares of Common Stock, based on the number of shares of Common Stock outstanding as of December 31, 1997. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act. The remaining 5,912,853 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Upon completion of this offering 2,470,027 Restricted Shares of Common Stock (2,292,033 of which are subject to the lock-up agreements described below) held by current stockholders will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k) of the Securities Act. An additional 2,757,575 Restricted Shares of Common Stock (2,757,575 of which are subject to the lock-up agreements described below) will be eligible for sale beginning 90 days after the date of this Prospectus pursuant to Rule 144 of the Securities Act. All directors, officers and certain stockholders holding in the aggregate 5,734,859 shares of Common Stock outstanding prior to this offering have agreed that for a period of 180 days after the date of this Prospectus they will not, without prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock. See "Underwriting."

  Commencing six months after the date of this Prospectus, certain security holders of the Company holding 3,389,533 shares of Common Stock and a note convertible into an additional 171,788 shares of Common Stock, will be entitled to certain rights with respect to the registration of such shares of Common Stock for sale to the public. See "Shares Eligible for Future Sale."

POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may inhibit changes in control of the Company not approved by the Company's Board of Directors. The Company will also be afforded the protection of
Section 203 of the Delaware General Corporation Law ("Delaware Law"), which could have similar effects. Additionally, the Company's collaborative agreement with Johnson & Johnson's LifeScan subsidiary contains provisions that could delay or hinder a change in control of the Company in the event that certain LifeScan competitors attempt to merger with or acquire the Company. These provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock. There can be no assurance that these factors will not have an adverse effect on the market for the Common Stock. See "Description of Capital Stock."

                                  THE COMPANY

  The Company was incorporated in California on October 28, 1992 and will be reincorporated in Delaware concurrently with the closing of this offering. The Company's principal executive offices are located at 1975 West El Camino Real, Suite 306, Mountain View, CA 94040 and its telephone number at that address is
(650) 967-0379. AirWatch is a registered trademark of the Company in the United States and Japan; AirWatch Care Report is a registered trademark of the Company in the United States; Wilby is a registered trademark of the Company in Australia; and the Wilby logo is a registered tradelogo of the Company in the United States. This Prospectus also contains trade names of companies other than the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock being offered hereby are estimated to be approximately $29.9 million ($34.5 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

  The Company intends to use approximately $15.0 million of the net proceeds to accelerate the national commercialization of the ENACT System by hiring sales and marketing personnel (approximately $6.0 million), funding advertising programs (approximately $4.0 million) and launching the Company's pharmacy programs and managed care sales initiatives (approximately $5.0 million). The Company also intends to repay $1.0 million of outstanding indebtedness under its loan agreement with a stockholder. Such note bears interest at the prime rate (8.5% as of November 26, 1997) and becomes due and payable on June 30, 2000. The foregoing uses of the net proceeds are estimates based on current projections and are subject to change. The actual amount of the net proceeds of this offering expended for each purpose may vary significantly depending on many factors, including the timing and success of the Company's marketing and sales efforts, the rate at which the Company's partners implement the Company's programs and the rate of patient enrollments in such programs. Any proceeds not used for the purposes stated above will be used for general corporate purposes including product development efforts and expansion of the Company's computer system. Management will have broad discretion in the application of the net proceeds. The Company may consider using a portion of the net proceeds for the acquisition of complementary businesses, products or technologies. However, the Company is not currently a party to any letter of intent or definitive agreement with respect to any such acquisitions.

  Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest bearing securities. See "Risk Factors-- Management's Discretion with Respect to Use of Proceeds".

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain all of its earnings, if any, for use in the operation and expansion of its business. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's future earnings, financial condition, capital requirements and such other factors as the Company's Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at December 31, 1997, (i) on a pro forma basis to reflect the conversion of the Convertible Preferred Stock into Common Stock and the issuance of 131,420 shares of Common Stock upon exercise of warrants which terminate on the completion of this offering at a weighted average exercise price of $4.95 per share and (ii) on a pro forma as adjusted basis to reflect the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $11.00 per share) after deducting estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom as described in "Use of Proceeds." The pro forma and adjusted capitalization also includes the effect of an imputed non-cash charge to interest expense with an offsetting entry to additional paid-in capital of $1,168,000 as a result of certain short-term borrowings becoming convertible upon the consummation of this offering. See "Managements Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of Notes to Financial Statements. This table should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                            DECEMBER 31, 1997
                                                          ----------------------
                                                          PRO FORMA  AS ADJUSTED
                                                          ---------  -----------
                                                             (IN THOUSANDS)
Notes payable to stockholders--noncurrent................ $  2,000     $ 1,000
Long-term capital lease obligations......................      309         309
                                                          --------     -------
   Total long-term obligations...........................    2,309       1,309
Stockholders' equity:
  Preferred Stock, $0.001 par value, 2,000,000
   authorized, none issued and outstanding, as adjusted..      --          --
  Common Stock, $0.001 par value, 50,000,000 shares
   authorized, 5,912,853 shares issued and outstanding,
   pro forma; 8,912,853 shares issued and outstanding, as
   adjusted (1)..........................................        6           9
  Additional paid-in capital.............................    8,595      39,700
  Deferred compensation..................................     (259)       (259)
  Note receivable from stockholder.......................      (32)        (32)
  Accumulated deficit....................................  (12,010)    (13,178)
                                                          --------     -------
   Total stockholders' equity (net capital deficiency)...   (3,700)     26,240
                                                          --------     -------
    Total capitalization................................. $ (1,391)    $27,549
                                                          ========     =======

--------
(1) Excludes (i) 783,529 shares of Common Stock issuable upon exercise of options with a weighted average exercise price of $2.35 per share (ii) 816,571 shares of Common Stock reserved for issuance of options which may be granted in the future under the Company's stock option plans, (iii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan, (iv) 60,000 shares of Common Stock issuable upon exercise of warrants with a weighted average exercise price of $0.48 per share which do not terminate upon the completion of this offering and (v) 459,667 shares of Common Stock issuable upon the conversion of convertible promissory notes in the aggregate principal amount of $3,000,000. See "Management--Stock Plans" and Notes 5, 6 and 8 of Notes to Financial Statements.

                                   DILUTION

  The pro forma negative net tangible book value of the Company at December 31, 1997 was $3.7 million, or $0.63 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total tangible assets less total liabilities) of the Company at December 31, 1997 by the number of shares of Common Stock outstanding, assuming conversion of the Convertible Preferred Stock and the issuance of 131,420 shares of Common Stock upon the exercise of warrants which terminate on the completion of this offering. Dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after this offering. Without taking into account any changes in pro forma net tangible book value after December 31, 1997, other than to give effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), the adjusted pro forma net tangible book value of the Company at December 31, 1997, would have been $26.2 million, or $2.94 per share. This represents an immediate dilution in net tangible book value of $8.06 per share to new investors purchasing shares in this offering and an immediate increase in net tangible book value of $3.57 per share to existing stockholders. The following table illustrates this per share dilution:

   Assumed public offering price per share.....................          $11.00
     Pro forma net tangible book value per share at December
      31, 1997.................................................  $(0.63)
     Increase per share attributable to new investors..........    3.57
                                                                 ------
   Pro forma net tangible book value per share after offering..            2.94
                                                                         ------
   Dilution per share to new investors.........................          $ 8.06
                                                                         ======

  The following table sets forth on a pro forma basis as of December 31, 1997 (giving pro forma effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of warrants to purchase Convertible Preferred Stock which terminate upon completion of this offering) the number of shares of Common Stock purchased from the Company, the total consideration paid (based upon, in the case of new investors, an assumed public offering price of $11.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses) and the average price per share paid by existing stockholders and by new investors:

                                  SHARES              TOTAL
                                 PURCHASED        CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 5,912,853    66%  $ 8,498,989    20%     $ 1.44
New investors............... 3,000,000    34    33,000,000    80       11.00
                             ---------   ---   -----------   ---
  Total..................... 8,912,853   100%  $41,498,989   100%
                             =========   ===   ===========   ===

  The foregoing table assumes no exercise of the Underwriters' over-allotment option or outstanding stock options after December 31, 1997, and no conversion of outstanding convertible promissory notes in the aggregate amount of $3.0 million. As of December 31, 1997, there were options outstanding to purchase a total of 783,529 shares of Common Stock under the Company's stock option plan, at a weighted average exercise price of $2.35 per share, and warrants to purchase a total of 60,000 shares of Common Stock at a weighted average exercise price of $0.48 per share. To the extent that any of these options and warrants, or additional options or warrants granted after December 31, 1997, are exercised, or the convertible promissory notes are converted, there will be further dilution to new investors. See "Management--Stock Plan" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been derived from financial statements of ENACT audited by Ernst & Young LLP, independent auditors, and included elsewhere herein. The selected financial data at December 31, 1993, 1994 and 1995 and for the year ended December 31, 1994 and the period from inception to December 31, 1993 are derived from the audited financial statements not included herein. The selected financial data should be read in conjunction with the financial statements, related notes, and other financial information included herein.

                              PERIOD FROM
                              OCTOBER 28,
                                  1992
                             (INCEPTION) TO    YEARS ENDED DECEMBER 31,
                              DECEMBER, 31  ----------------------------------
                                  1993       1994     1995     1996     1997
                             -------------- -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
 Total revenues.............     $ --       $   140  $   614  $ 3,096  $ 6,459
 Operating costs and
  expenses:
   Cost of revenues.........       --           --       --     1,796    5,006
   Research and
    development.............       335        1,417    1,365    1,752    2,035
   Sales and marketing......       --           --     1,185    1,475    2,758
   General and
    administrative..........       257          288      420      770    1,085
                                 -----      -------  -------  -------  -------
 Total operating costs and
  expenses..................       593        1,705    2,970    5,793   10,884
                                 -----      -------  -------  -------  -------
 Loss from operations.......      (593)      (1,565)  (2,356)  (2,697)  (4,425)
 Interest income (expense),
  net.......................       --             9      (24)    (110)    (249)
                                 -----      -------  -------  -------  -------
 Net loss...................     $(593)     $(1,556) $(2,380) $(2,807) $(4,674)
                                 =====      =======  =======  =======  =======
 Pro forma net loss per
  share (1).................                                           $ (0.79)
                                                                       =======
 Shares used in computing
  pro forma net loss per
  share (1).................                                             5,934
                                                                       =======

                                                DECEMBER 31,
                                   -------------------------------------------
                                    1993    1994     1995     1996      1997
                                   ------  -------  -------  -------  --------
BALANCE SHEET DATA:
 Working capital (deficit)........ $1,018  $   230  $   787  $   (33) $ (2,731)
 Total assets.....................  1,066      434    3,646    2,899     2,901
 Notes payable to stockholders....    --       --     1,000    3,000     4,000
 Long-term capital lease
  obligations.....................    --       --        69      243       309
 Accumulated deficit..............   (593)  (2,149)  (4,529)  (7,336)  (12,010)
 Total stockholders' equity
  (net capital deficiency)........  1,038      277      (80)  (2,828)   (4,350)

--------
(1) See Note 1 of Notes to Financial Statements for an explanation of shares used in computing pro forma net loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the audited financial statements of ENACT and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company was founded in October 1992 to link chronic disease populations with their care providers through the use of personal devices and the Company's tele-health monitoring system. The Company has enrolled patients in a health monitoring program using the ENACT System for asthma which includes the Company's AirWatch Monitor and is preparing to launch a program for diabetes, which will include the Company's Reporter interface which connects to blood glucose monitors. The Company received 510(k) clearance from the FDA for its AirWatch Monitor in November 1994 and began commercial introduction on a limited basis in November 1995. To date, the Company has generated limited revenues and through December 31, 1997 had incurred cumulative losses of $12.0 million. The Company expects such losses to continue for the foreseeable future.

  The Company's revenues are primarily derived from three sources: device sales, enrollments and contract revenue. Devices are priced for rapid market penetration to facilitate patient enrollments and consequently have relatively low margins. Enrollment revenue represents monthly or annual fees for access to the Company's Care Central database and related information services. The Company intends for enrollments to form the basis of a recurring revenue stream and intends to price enrollments, at high volumes, to generate higher margins than devices. The Company also, from time to time, enters into development contracts with customers and partners which generate contract revenue. The margins associated with these programs vary by contract.

  The Company's cost of revenues represents the cost for producing devices and providing tele-health monitoring services and the direct costs of fulfilling the Company's obligations under development contracts. Sales and marketing expenses consist primarily of commission payments, marketing personnel costs, promotional material, travel and administrative support for the Company's marketing efforts. Research and development expenses relate to the development of software to facilitate access to the Company's Care Central database and development of devices to communicate with Care Central and consist primarily of personnel costs, facilities, administrative items, computing, supplies and other costs allocated to such activities. General and administrative costs consist primarily of the cost of corporate operations and personnel, legal, accounting and other general operating expenses of the Company.

  To date, the Company's cumulative revenues have been $10.3 million and have consisted primarily of revenues from non-recurring sources, including a development contract and sales of devices and services for clinical and marketing trials conducted by customers. The Company's primary focus is on developing revenue from sales of its devices and services through retail pharmacies and managed care organizations. The Company is commencing a substantial sales and marketing campaign for the ENACT System, including the AirWatch Monitor and related Care Central information services for the asthma market and intends to use a significant portion of the proceeds of this offering to launch such campaign. As a result, the Company expects sales and marketing expenses to increase substantially in absolute dollars and as a percentage of revenues.

  As historical revenues relate primarily to non-recurring revenue sources, trends in revenues to date are not relevant to the Company's expected future performance. Future revenues will depend substantially upon the success of the Company's future marketing and sales efforts in generating recurring revenue, and there can be no assurance that the Company will generate meaningful revenue from these or other programs, or that such revenues will have significant margins.

  Upon the closing of this offering, outstanding borrowings totaling to $2.0 million will become convertible into shares of Common Stock. The conversion price of such borrowings will be based on the offering price. To the extent the market value of the shares issuable upon conversion of the borrowings exceeds the $2.0 million carrying value of the borrowings, then the difference will be recognized as a one-time, non-cash charge to interest expense at the date the offering is consummated. Assuming an offering price of $11.00 per share, the outstanding borrowings will be converted into approximately 288,000 shares of Common Stock with a market value of $3.2 million, resulting in an imputed non-cash interest charge of $1.2 million. The Company anticipates borrowing an additional $0.5 million with similar terms prior to the consummation of this offering which, based on an offering price of $11.0 per share, would result in an additional non-cash interest charge of $0.2 million at the date this offering is consummated.

  The conversion price of the Company's Series D Preferred Stock will be adjusted based on the date of the closing of this offering and the per share offering price. To the extent that this adjusted conversion price results in the holders of Series D Preferred Stock receiving additional shares of Common Stock upon conversion, the fair value of such incremental shares will be deemed to be the equivalent of a Preferred Stock dividend. Any such deemed dividend will be recorded at the time of conversion by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity (net capital deficiency). There will be no effect on net income (loss) from the conversion; however, the amount will reduce the income allocable to Common Stock in the calculation of net income (loss) per share in the period of conversion. If this offering price is $11.00 per share, the Company will recognize a deemed dividend of $1.8 million at the date this offering is consummated.

  Neither the non-cash interest charge nor the non-cash deemed dividend represents an amount guaranteed as a gain for the holders of the underlying securities. The actual amounts of gain or loss realized by these investors will be based on the price at which they are able to sell their shares of Common Stock obtained upon conversion after their 180 day lock-up periods expire, should they choose to sell their holdings.

RESULTS OF OPERATIONS

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996.

  Total revenues increased to $6.5 million for the year ended December 31, 1997 from $3.1 million for the year ended December 31, 1996, an increase of $3.4 million or 109%. Revenues in the 1997 period resulted primarily from the sale of AirWatch Monitors to a major domestic customer for a marketing trial, and revenues in the 1996 period resulted primarily from the Company's agreement with Teijin, Ltd ("Teijin").

  Cost of revenues increased to $5.0 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996, an increase of $3.2 million. The development contract which comprised the majority of revenue in the 1996 period had a substantially higher gross margin than the device sales which comprised the majority of revenue in the 1997 period.

  The Company's research and development expenses increased to $2.0 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996, an increase of $0.3 million or 16%. This increase was primarily due to the development of new reporting devices, the addition of new disease applications for its reporting system and the development of software for use in analyzing data captured by Care Central.

  Sales and marketing expenses increased to $2.8 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996, an increase of $1.3 million or 87%. This increase was the result of expansion of the Company's marketing efforts, including the hiring of additional sales and marketing personnel. Under its agreement with Alza, the Company agreed to expend a minimum of $2,500,000 in marketing efforts for its AirWatch Monitors and services, and the Company fulfilled such obligation through sales and marketing expenses incurred in the years ended December 31, 1995, 1996 and 1997. The Company intends to expand its marketing effort in 1998 to facilitate the growth of sales of the AirWatch Monitors and enrollments and anticipates a rapid increase in marketing expenditures in future quarters in absolute dollars and as a percentage of revenues.

  The Company's general and administrative expenses increased to $1.0 million for the year ended December 31, 1997 from $0.8 million for the year ended December 31, 1996, an increase of 41%. The increase in absolute dollars from the 1996 period to the 1997 period primarily reflects added administrative capacity necessary to support Company growth.

  Interest expense increased to $0.3 million from $0.2 million as a result of increased borrowings under the Company's existing credit facilities.

  The Company has not recorded an income tax expense (benefit) as the Company has not been profitable to date. At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $10.4 million and $4.1 million, respectively, which expire at various dates through 2012, if not utilized. Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Total revenues increased to $3.1 million for the year ended December 31, 1996 from $0.6 million for the year ended December 31, 1995. The increase from 1995 to 1996 was due to revenue recognized under the Company's agreement with Teijin and to the commercial launch of the AirWatch Monitor in the United States in late 1995.

  Cost of revenues were $1.8 million for the year ended December 31, 1996 and were negligible for the year ended December 31, 1995. Increases in cost of revenues were related to costs associated with decreased sales, the provision of tele-health monitoring services and costs associated with the Company's development contract.

  Research and development expenses increased to $1.8 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995, an increase of 28%. The increase from 1995 to 1996 was due to the development of additional disease applications for its reporting system and to the development of software for use in analyzing and delivering data captured by Care Central.

  Sales and marketing expenses increased to $1.5 million for the year ended December 31, 1996 from $1.2 million for the year ended December 31, 1995, an increase of 24%. The Company began its pre-commercial marketing efforts in early 1995 after receiving 510(k) clearance for the AirWatch Monitor in late 1994 and expanded its marketing effort in 1996 to promote the growth of AirWatch Monitor sales.

  The Company's general and administrative expenses increased to $0.8 million for the year ended December 31, 1996 from $0.4 million for the year ended December 31, 1995, an increase of 83%. The increases reflect growth in the Company's infrastructure to support the commercial launch of the Company's respiratory program in late 1995 and to support commercial operations in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily through $2.4 million raised in private financings, $4.0 million of net borrowings from stockholders and $5.1 million from corporate partners' equity investments. As of December 31, 1997, the Company has $1.1 million of cash and $0.5 million available for borrowing under a convertible note agreement with a stockholder.

  Operations used net cash of $3.7 million during the year ended December 31, 1997, used net cash of $4.1 million in 1996 and generated a negligible amount in 1995. Cash used in operations in the year ended December 31, 1997 was due to increased operating activities offset in part by increased payables and device sales and collections on accounts receivable. Cash used in operations in 1996 related primarily to the timing of sales in the fourth quarter and the resulting increase in accounts receivable, and to a reduction in deferred revenue pursuant to revenue recognized under an agreement with Teijin entered into in 1995. Cash was generated in 1995 due primarily to the timing of a payment from Teijin.

  Net cash provided by financing activities was $3.8, $1.9 and $2.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities was generated from the sale of common and preferred stock to individuals, employees and corporate partners and through borrowings under credit facilities.

  Of the $4.0 million of borrowings from stockholders, $2.5 million bears interest at the prime rate, $1.0 million bears interest at the prime rate plus 1.75% and $0.5 million bears interest at LIBOR plus 2.5%. Of the outstanding borrowings, $2.0 million is due on December 31, 1998 and becomes convertible into a maximum of 333,333 shares of Common Stock on the closing of this offering at the option of the lenders. The conversion price of such borrowings will be based on the offering price. To the extent the market value of the shares issuable upon conversion of the borrowings exceeds their $2.0 million carrying value, the difference will be recognized as a one-time, non-cash charge to interest expense at the date the initial public offering is consummated. Assuming an offering price of $11.00 per share, the outstanding borrowings will be converted into approximately 288,000 shares of Common Stock with a market value of $3.2 million, resulting in an imputed non-cash interest charge of $1.2 million. The Company anticipates borrowing an additional $0.5 million with similar terms prior to the consummation of the offering which, based on an offering price of $11.00 per share, would result in an additional non-cash interest charge of $0.2 million at the date the offering is consummated. The remaining $2.0 million of borrowings is due on June 30, 2000, of which $1.0 million is convertible into 171,788 shares of common stock at the option of the lender.

  The Company's monitoring devices and reporters are manufactured by a single supplier. Open purchase orders with this supplier were approximately $244,000 at December 31, 1997. The Company expects to take delivery of such inventory during the first quarter of 1998.

  The actual amount of the Company's future capital requirements will depend on many factors, including the extent and success of its marketing programs, retention of enrolled patients, continued progress in its development programs, continued good relations with its manufacturing partner, the ability of the Company to establish profitable customer and partner relationships, the total amount of future revenues and the ability of the Company to collect its accounts receivable in a timely manner. The development of the Company's future products and markets may require substantial amounts of cash for development, equipment and marketing purposes, and in the long term the Company's ability to meet these cash obligations will depend on achieving profitable operations and the timely collection of its accounts receivable. To date, inflation has not had a material impact on the Company's revenue or losses.

  The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the anticipated costs of marketing and promotion of the Company's tele-health monitoring system), that the proceeds of this offering, together with available resources, will be sufficient to satisfy the Company's contemplated cash requirements for at least 18 months following the consummation of this offering. In the event that the Company's plans change, or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing or curtail its activities. The Company has limited current arrangements with respect to, or sources of, additional financing.

YEAR 2000 COMPLIANCE

  Both the Company's internal operations and products use a significant number of computer software programs and operating systems. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possibly even replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant. Given the information known at this time about the Company's systems, coupled with the Company's ongoing efforts to upgrade or maintain business critical systems as necessary, it is currently not anticipated that the "Year 2000" issue or related costs will have a material adverse effect on the Company's business, financial condition and results of operations. However, the Company is still analyzing its software applications and those utilized by key suppliers and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

OVERVIEW

  ENACT is a tele-health monitoring company which collects objective physiological data regarding patients' health states and provides timely, low-cost reporting of that information to patients, case managers, clinicians and other members of the care team. ENACT's initial development and marketing efforts are focused on the management of chronic diseases such as asthma, diabetes and cardiovascular disease. The Company has enrolled patients in a program using its health monitoring and reporting system (the "ENACT System") for asthma, which includes the Company's Food and Drug Administration ("FDA") 510(k)-cleared AirWatch personal health monitor, and is preparing to launch a program for diabetes, which will include the Company's Reporter interface which connects to blood glucose monitors. Based on preliminary marketing efforts, patient surveys and discussions with collaborative partners, the Company believes that the ENACT System is likely to appeal both to patients who are increasingly taking a more active role in managing their own health and managed care organizations seeking cost savings. To supplement its internal marketing programs, the Company seeks to develop strategic relationships with market leaders in specific disease states to take advantage of their installed patient bases, marketing expertise and distribution resources. Consistent with this objective, the Company recently formed an alliance in diabetes with Johnson & Johnson's LifeScan subsidiary ("LifeScan"), the market leader for diabetes monitoring equipment.

  The ENACT System consists of (i) personal health monitors, which are used by patients to collect objective medical data; (ii) a communications interface (the "ENACT Interface"), which links the personal health monitors to the Company's on-line database ("Care Central"); (iii) the Care Central database, which formats and stores the medical data; and (iv) information services, which produce and distribute processed data in a variety of formatted reports and through a case management capability available via the Internet and other electronic media.

INDUSTRY BACKGROUND

  Despite various attempts by government and private payors to control healthcare spending, there has been a dramatic increase in U.S. healthcare expenditures. According to the Health Care Financing Administration, healthcare costs grew from $697.5 billion in 1990 to $988.5 billion in 1995, an increase of 41.7%. Managed care organizations arose, in part, as a response to this trend of increasing healthcare costs. While payors have been successful in achieving cost savings through managed care initiatives such as negotiated price discounts with healthcare providers and the reduction of unnecessary healthcare services, payors are now searching for new methods to curb healthcare costs.

  Recently, payors and managed care organizations have identified chronic disease treatment as a potential source of healthcare cost reductions. A study by the University of California, San Francisco reported that direct medical costs for chronic disease treatment, which include physician fees, hospital care, emergency services and medication, totaled $425 billion in 1990. The same study indicated that despite only comprising 40% of the population, chronic disease patients account for more than 70% of direct healthcare expenditures. The majority of chronic disease patients fall into a limited number of disease states, thus allowing for some degree of treatment standardization aimed at preventing acute episodes and complications as well as improving quality of life. Most chronic diseases run their course over a long period of time, thus providing a stable patient base and an opportunity for long-term savings. The rise of managed care organizations has created an opportunity to monitor large patient groups and to concentrate cost and quality improvement efforts on these patient populations.

 Chronic Disease

  Chronic diseases are long-term disorders, generally with no known cure. The complications associated with a chronic disease vary across disease states, ranging from inconvenient to life-threatening. Typically, chronic diseases are treated by a life-long course of drug therapy and lifestyle modification. To maximize the effectiveness of drug therapies and achieve the associated savings in healthcare costs, both the patient and caregiver must monitor the patient's health state and compliance with the therapeutic program throughout the patient's life. Chronic diseases include asthma, diabetes and cardiovascular disease. Each of these diseases has a large patient base and represents a substantial cost to the healthcare system.

  Asthma. Asthma affects approximately 14 million people in the United States and over 100 million people worldwide. In the United States, people with asthma collectively have more than 100 million days of restricted activity and 470,000 hospitalizations annually. More than 5,000 Americans die of asthma each year. Total costs associated with asthma are estimated to be $6.2 billion annually, $2.2 billion of which represents direct costs and the remainder of which represents indirect costs including opportunity costs associated with lost work days. The National Institutes of Health ("NIH") reports that asthma can be controlled with programs based on patient education, effective therapy and patient monitoring. The NIH recommends lung function monitoring for all moderate and severe asthmatics.

  Diabetes. There are approximately 16 million people with diabetes in the United States and more than 60 million worldwide. The American Diabetes Association ("ADA") estimates that the direct and indirect cost of treating diabetes is $92 billion annually. A study has estimated that diabetics comprise 4% of the population but account for 15% of the total healthcare costs in the United States. The NIH sponsored Diabetes Control and Complications Trial ("DCCT") demonstrated that close blood glucose monitoring and more frequent and accurate insulin intake can prevent the onset and progression of complications by up to 60%.

  Cardiovascular Disease. There are multiple diseases which affect the cardiovascular system, including hypertension, congestive heart failure, coronary artery disease, arrhythmia and stroke. The American Medical Association estimates that over 60 million Americans suffer from one or more of these cardiovascular diseases. The annual direct cost for treatment of cardiovascular disease is estimated to be $129 billion.

 Approaches to Chronic Disease

  Traditionally, healthcare providers have treated chronic diseases reactively by responding to acute medical episodes and the complications arising from a substantial deterioration in a patient's health state. This mode of treatment often results in expensive emergency room care and hospitalizations. A significant number of these acute medical episodes and health declines are the consequence of patients' failure to comply with their prescribed treatment programs and caregivers' lack of information about the patients' compliance and current health state. Recent estimates by the Task Force For Compliance place the costs of non-compliance with prescribed therapies at $100 billion annually in the United States. Recently, payors have recognized that their costs can be reduced by adopting more proactive programs which emphasize improved patient compliance. To date, these programs have taken one or more of the following forms:

  Education. Educational programs have been introduced to foster patient involvement in the care process by increasing patient knowledge of the disease and its treatment. Such programs, typically taking the form of patient seminars and the distribution of brochures, have stressed the importance of compliance with therapeutic programs and have attempted to increase patient awareness of changes in their condition which may indicate the onset of an acute episode or the need to vary their treatment regimes. Generally, these programs are of limited scope and do not provide patients with opportunities for feedback or supervision and, as a consequence, provide patients with only limited motivation to continue their treatment programs.

  Proactive Supervision. Medical care providers are increasingly using case management to improve patient compliance with treatment programs and avoid acute care incidents. In case management, nurses and other personnel contact patients in order to collect information about both their health states and their compliance with prescribed treatment programs. Such information provides case managers with the opportunity to encourage and reward compliance and may enable intervention to prevent acute episodes. Although case management programs provide a higher degree of proactive care without the expense of physician office visits, most of these programs are highly labor-intensive. Moreover, the data gathered by case managers tends to be either subjective or subject to intentional or unintentional patient reporting errors and thus does not provide care providers with current objective medical data necessary to monitor and control a chronic disease.

  Self Monitoring. In recent years, there has been a proliferation of low-cost health monitoring devices which allow patients to obtain objective medical data with respect to their conditions without visiting a doctor. These devices, which are designed to be used at the patient's home, have been increasingly incorporated into treatment programs. If the data gathered with such devices is reviewed regularly by the patient and/or care provider, it can be used as an information source in a proactive program to improve compliance and avoid acute episodes. However, these products have several shortcomings. First, because existing personal health monitors typically require patients to measure test results and manually record test data, the potential for inaccurate evaluations, erroneous entries and forgotten or fabricated measurements is great. Second, the collected data is typically provided to healthcare providers only during costly office visits or through labor-intensive case monitoring. Third, because the information gathered by these devices is only sporadically provided to care providers, there is limited opportunity for early warning and assessment or for real-time evaluation of monitoring compliance. Finally, such devices are generally not integrated into computerized data collection and retrieval systems and, therefore, the information collected by such devices cannot be readily accessed or distributed to healthcare providers.

  Current programs have laid the ground work for improved patient compliance with treatment programs through patient involvement and health state monitoring. However, these current programs generally lack objective physiological data to guide medical treatment decisions and often require labor-intensive data collection and monitoring.

THE ENACT SOLUTION

  ENACT has designed a nationwide tele-health monitoring and reporting system (the "ENACT System") which collects objective physiological data regarding patients' health states and provides timely, low-cost reporting of that information to patients, case managers, clinicians and other members of the care team. The Company believes the ENACT System appeals both to patients who are increasingly taking a more active role in managing their own health and managed care organizations seeking to achieve cost savings. Specifically, the ENACT System establishes a low-cost link between the patient at home and the care team, provides objective physiological data and the means to encourage patient compliance, reduces reporting errors, creates a relational database of patient outcomes which enables providers and payors to analyze the cost effectiveness of various treatment methodologies, and may help minimize expensive emergency room visits and unnecessary hospital utilization.

  The ENACT System consists of several components. The system collects information by means of a personal health monitor, which is disease specific and may be designed either by the Company or a third party. The personal health monitor is used by the patient in the home to collect and store objective physiological data regarding the patient's disease state. When plugged into a standard phone line, the monitor transmits data by means of a communications interface (the "ENACT Interface") to a central database ("Care Central"). Care Central receives, stores and formats the data. An electronic publishing system distributes processed data by mail, fax, E-Mail or via the Internet to the care team in the form of standard or customized reports. Once the patient initiates a transmission, the remaining process is fully automated and is completed in a matter of minutes.

 Benefits of the ENACT System

  The ENACT System enables payors and the care team to:

  . Obtain objective data. Objective physiological data collected by the ENACT System is transmitted to the care team without patient interpretation or manipulation, thus providing relevant clinical information and eliminating one of the primary causes of reporting errors.

  . Remotely monitor patients between office visits. The ENACT System sends periodic updates on the patient's status to the care team, linking the patient at home with the care team and providing a flow of information which typically would not occur between irregular office visits.

  . Detect early warning signs of deterioration. Using trend reports to assess a patient's status, the ENACT System provides caregivers with the means to detect early signs of deterioration and adjust the patient's therapy to reduce acute episodes and other complications which may require emergency care.

  . Encourage compliance through patient-specific feedback and reward programs. Because all patient data is automatically recorded with the time and date, the ENACT System can provide real-time information about compliance with the health monitoring program, which can form the basis of patient incentive and reward programs.

  . Develop case management action plans to optimize therapy. By establishing a historical database of objective medical information relating to a patient's health state, the ENACT System enables the care team to adopt a proactive approach in its treatment of chronic diseases by allowing the care team to monitor and evaluate a patient's response to a variety of therapeutic approaches over time.

  . Provide objective outcomes analysis. The ENACT System's centralized relational database can provide a platform for multiple healthcare professionals to access and analyze the responses of a broad-based patient population to a variety of treatment programs for various disease states, including patients with multiple diseases.

  . Educate patients on improving control of disease. The ENACT System provides objective feedback to patients. By educating patients on how to interpret the results of personal monitoring, the caregiver can enhance the patient's ability to identify deteriorations in condition and alter treatment or seek care in order to improve quality of life.

  . Realize substantial cost savings. By providing the benefits described above, the ENACT System enables payors and members of the care team to improve compliance and avoid acute care incidents, resulting in substantial reductions in the cost of care. The ENACT System provides a low-cost, automated, and faster alternative to current labor-intensive information collection and distribution systems.

STRATEGY

  The Company's goal is to become the leading provider of tele-health monitoring systems for objective patient health information. The key elements of the Company's strategy to achieve this goal are to:

  . Focus Initial Implementation on Asthma, Diabetes and Cardiovascular
    Disease. Asthma, diabetes and cardiovascular disease may represent large market opportunities, yet are serviced by a relatively concentrated group of healthcare providers, pharmaceutical companies and other healthcare industry participants. Moreover, each of these disease states has a large population of patients for whom studies have shown a significant benefit from ongoing objective monitoring. The Company believes that focusing its efforts initially on these three disease states will enable it to achieve maximum leverage of its financial, marketing and other resources to create a large installed base of users.

  . Align with Market Leaders in Various Disease States to Gain Market
    Acceptance. The Company intends to continue to develop strategic relationships with diversified health and pharmaceutical companies which have leading positions with respect to the treatment of various chronic diseases. Such companies have shown a desire to implement advanced health management programs which they believe will result in more effective treatment and cost reductions to payors. By working with market leaders to design and implement health management programs which utilize the ENACT System for particular chronic diseases, the Company believes that it can leverage the existing market position of such partners. To date, the Company has formed alliances with Johnson & Johnson's LifeScan subsidiary with respect to diabetes and with Teijin Ltd. in Japan with respect to asthma.


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

  . Market with Partners and Customers to Create Demand for ENACT Products and Services. The Company intends to develop broad awareness of the ENACT System among payors, medical professionals and patients through joint marketing of health monitoring solutions with collaborative partners and customers. In addition, the Company plans to build market demand among patients and healthcare providers through advertising and direct marketing and by continually innovating product and service offerings to meet the evolving demands of consumers across different disease states.

  . Build a Direct-to-Consumer Franchise. Recognizing the recent trend towards increased patient involvement in their own healthcare, the Company intends to drive demand for its products and services with targeted marketing to chronic disease populations. By appealing directly to consumers, the Company believes that it can build primary demand without being reliant solely on doctors' recommendations (although the AirWatch Monitor requires a prescription). The Company believes that distribution through pharmacies will be a crucial element in building this primary demand, and the Company intends to actively pursue distribution arrangements with major pharmacy chains. Pharmacies have created a strong customer awareness of similar product offerings such as blood glucose meters, home blood pressure monitors and advanced thermometers. In addition, sales through pharmacies may simplify enrollment and reimbursement issues by moving administration out of the doctor's office.

  . Capitalize on Broad Applicability of the ENACT System Across Additional
    Markets. The Company intends to extend its services beyond the asthma, diabetes and cardiovascular disease markets by exploiting the adaptability and flexibility of the ENACT System. Because Care Central, the backbone of the ENACT System, has been designed to have general applicability throughout the healthcare industry and the ENACT Interface is readily adaptable to new and existing monitoring devices, the Company believes it is positioned to develop additional applications for the ENACT System both within and outside of the chronic disease field. Many medical conditions may be suited for home monitoring programs utilizing the ENACT System such as chronic obstructive pulmonary disease and medication compliance.

THE ENACT TELE-HEALTH MONITORING SYSTEM

  The ENACT System is a proprietary health monitoring and reporting system which is designed to facilitate the collection, analysis and distribution of objective physiological data relating to a wide variety of medical conditions. The ENACT System has four basic components: (i) personal health monitors, which are used by patients to collect objective medical data, (ii) the ENACT Interface, which is used to send such data to the Company's Care Central database, (iii) the Care Central database, which stores and formats the data and (iv) information services for producing and distributing reports of patient data in a variety of forms to patients and members of the care team.

 Personal Health Monitors

  Personal health monitors are portable, usually hand-held, devices which collect and store objective physiological data from patients with respect to specific disease states. These proprietary devices allow for the collection of accurate data outside of a clinical setting without the need for recording or interpretation by the patient. The ENACT System is designed to accommodate personal health monitors which are developed by either the Company, such as the AirWatch Monitor, which measures and records a patient's lung function levels, for the Company's asthma program, or by third parties, such as blood glucose monitors, which measure and record patients' blood glucose levels, manufactured by Johnson & Johnson's LifeScan subsidiary. The Company has designed the ENACT System so that it may accommodate the collection and monitoring of physiological data on patients' health states across numerous disease states, including cardiovascular disease. The Company intends, when possible, to develop personal health monitors in conjunction with market leaders in the care and treatment of specific diseases in order to take advantage of the market acceptance that may be generated by collaborations with such partners.

 The ENACT Interface

  The ENACT Interface is a communications protocol that links personal health monitors to the Company's Care Central database. The interface can be directly embedded in a monitor or configured as an external device (the "ENACT Reporter") attached to a monitor. The ENACT Interface has been designed to make the process of transmitting monitored data from the personal health monitor to Care Central both simple and error free. To download objective monitored data directly to Care Central, the patient connects his or her personal health monitor to a phone line and presses a button. The ENACT Interface automatically dials a pre-programmed 800 number, identifies the patient by means of the serial number which has been assigned to the patient's monitor and transfers the objective patient data which has been collected and stored by the personal health monitor to the Care Central database.

 Care Central Database

  Care Central, the core of the ENACT System, is the Company's on-line medical data storage, processing and retrieval system which is designed to support all of the Company's current and contemplated programs. Care Central receives data from personal health monitors and stores and formats it in a relational database for distribution in accordance with one of the Company's information services. This entire process is fully automated and takes place in a matter of minutes. Care Central combines the following components: (i) data receiver with error protection, (ii) secure on-line transaction system and relational database, (iii) automated database publishing with graphical reports, (iv) high throughput electronic delivery system, and (v) fully redundant subsystems and automatic back-up. Care Central has been designed so that it can be expanded to serve growing patient populations and new disease monitoring programs by adding readily available hardware. Care Central is owned and operated by the Company with redundant facilities in separate locations.

 ENACT Information Services

  The ENACT System produces and distributes reports containing the objective medical data stored in the Care Central database to case managers, doctors, pharmacists, patients, payors and other members of the care team. The ENACT System provides users with a high degree of flexibility with respect to the form and content of such reports. Information is distributed through commonly available, low cost methods, including fax, direct modem dial-up and the postal service. In addition, the Company introduced e-mail and secure Internet-based reporting services in 1997. The ENACT System provides the following types of information services across the disease states being monitored:

  Report Generation and Delivery. The ENACT System publishes easy to read, graphical reports, which can be readily customized to satisfy a variety of differing needs. Typically, these reports involve short term and long term trend charts, compliance calculations and bar charts illustrating a patient's health status. Reports may be assembled and disseminated according to pre-set instructions residing in the Care Central database or may be customized pursuant to the telephonic voice response system that is incorporated into Care Central.

  Information Analysis. The ENACT System enables authorized users to access patient reports to ascertain a patient's level of compliance with daily monitoring requirements and progress over long intervals of time. These reports not only help patients and their caregivers understand the development of a patient's disease, but can be used by healthcare professionals to identify developing medical problems before they develop into a crisis state. The care team can use these reports to evaluate the effectiveness of a therapy program and to compare individual results to those of similar patient populations. Additionally, by allowing institutional healthcare providers to evaluate patient compliance with monitoring regimes, such reports can be used as a basis for providing patient incentives which could include reduced insurance premiums or other rewards.

  Remote Case Management Access Tools. The Company is currently testing an application that is accessible via the Internet using a standard web browser, which allows case managers to access current patient information including ranks and reviews of all patients in a managed population. This service will be used to monitor patients' conditions remotely, identify non-compliant patients, detect signs of deterioration and determine when interventions to avoid costly exacerbations are necessary.

  Health Plan Reporting and Access. The Company anticipates that Care Central will contain a large database of objective information relating to various disease states across broad patient populations. Care Central is designed to facilitate analysis and reporting for patients on particular therapies or patients enrolled in a particular health plan. The Company intends to position itself to be able to deliver reports covering a range of demographic information that can be used to improve the treatment of various patient populations.

  Interactive Capabilities. The ENACT System contains an interactive voice response system which enables the ENACT System to provide a report to any authorized user within minutes of a call placed to the twenty-four hour request line. This interactive capability also allows the ENACT System to conduct outbound quality of life and patient satisfaction surveys quickly and cost effectively by having patients respond to a series of pre-programmed questions using a touch-tone phone. Finally, payors and members of the care team can utilize the ENACT System to send automated, outbound reminder calls to patients with historically low compliance rates.

ENACT HEALTH MONITORING PROGRAMS

  The Company has devoted substantial efforts in connection with the development of programs for asthma, diabetes and cardiovascular disease. Currently, the Company (i) has begun commercial distribution of its AirWatch Monitor to a limited number of patients, (ii) is preparing for the commercial launch of its diabetes product in collaboration with LifeScan and (iii) is developing products for cardiovascular and other disease markets. To date, the Company has not generated any revenue from sales of products or services in the diabetes or cardiovascular disease markets.

 Asthma

  Asthma is a chronic disease in which patients experience breathing difficulties due to narrowing of the bronchial tubes. Experts believe that the high incidence of asthma emergencies leading to hospitalization and urgent care results from caregivers' and case managers' failure to detect early warning signs of medical emergencies and to assess the severity of changes in patients' conditions. In 1997, the NIH issued updated guidelines that recommend the use of anti-inflammatory drugs to treat underlying inflammation of the bronchial tubes, and monitoring of lung function for patients with moderate or severe asthma to assess severity and to guide therapy. The NIH recommended that asthma patients on regular medication be considered for regular objective monitoring of their lung functions based on the patients' peak flow (i.e., the maximum rate of air flow out of a patient's lungs at a given time), or FEV1 (i.e., the total volume of air expelled in a one second period). This type of monitoring can indicate deterioration of lung performance before an asthma crisis.

  The prevailing method for monitoring peak flow is for a patient to blow into a simple plastic mechanical meter. The patient reads a value from the meter, then writes the value, time, and date onto a graph to produce a hand-made chart which is delivered to the patient's physician at irregular intervals. The Company believes that the majority of the patient health monitors currently available for home use do not record FEV1, which medical experts considers to be a more useful measurement of lung function than peak flow. Patients monitoring their condition frequently find it inconvenient to write down graph information and often fail to keep accurate records. Moreover, most patients' caregivers do not have timely access to the data collected by their patients and as a consequence are not able to observe and take a proactive role with respect to the patients' disease states.

  The Company has developed a respiratory monitoring system consisting of the Company's proprietary AirWatch Monitor and Care Central database that it believes solves many of the problems relating to the accuracy, consistency and speed of patient data collection and distribution. In 1993 and 1994, the Company developed and received FDA clearance for the prescription marketing of its AirWatch Monitor, and in November 1995 began the commercial introduction of this device in the United States on a limited basis. Approximately the size of a pager, the AirWatch Monitor is designed for patient ambulatory use. The AirWatch Monitor measures both peak flow and FEV1 and retains the results of the last 500 tests. According to researchers, FEV1 is the best single measure of pulmonary function and is the most reproducible measure, linearly related to the severity of airway obstruction. Because of its sophisticated software and inexpensive sensor, the AirWatch Monitor makes both peak flow and FEV1 data available at a low cost. In addition, in accordance with NIH Expert Panel guidelines, the AirWatch Monitor calculates each measurement as a percent of the patient's personal best peak flow as determined by his or her doctor and programmed into the AirWatch Monitor.

  In order to monitor his or her peak flow and FEV1, a patient blows into the AirWatch Monitor. The results of the patient's test are digitally recorded and stored in the monitor and indicated in three ways. First, a zone chart on the monitor's display contains a cell which emits a blinking green, yellow, or red light depending on the peak flow value. Second, a character icon, Wilby(TM), smiles or frowns depending on the peak flow value. Finally, the actual reading (in liters per minute) is presented above the zone chart together with the percent of personal best for that reading. The monitor's display also shows the patient's nine most recent measurements so that the patient can see the trend of his or her recent lung function, and displays a medical alert warning for readings which indicate potentially dangerous conditions. The device contains a post-medication event marker, which allows patients to mark measurements recorded immediately after taking medication by pressing a button after exhaling into the AirWatch Monitor.

  Information collected through the AirWatch Monitor may be downloaded to Care Central through an ENACT Interface which is built into the AirWatch Monitor. Patients are typically instructed to make routine data transmissions on a bi-weekly or monthly basis. Once the data has been received by Care Central, it can be used to automatically generate several types of standard and customized reports, which can be transmitted to patients and healthcare professionals via mail, facsimile, and e-mail or the Internet.

  The Company believes that the use of the AirWatch Monitor in conjunction with the ENACT System can significantly improve management of patients with moderate or severe asthma. The Company has initially targeted large pharmaceutical companies within the asthma field for sales of its AirWatch Monitor and related services based on the belief that utilization of these products and services by such companies will help create a greater awareness of the Company's products. The following companies have purchased products and services from the Company since the beginning of fiscal 1996 in connection with various clinical and marketing trials: Glaxo Wellcome Inc., Zeneca Pharmaceuticals, Inc., Abbott Laboratories, Boehringer Ingelheim International GMBH, Novartis, Kaiser Permanente, Merck & Co. and the National Jewish Center for Immunology and Respiratory Medicine. As the Company attempts to capitalize on this greater product awareness by funding marketing programs with a portion of the proceeds of this offering, the Company anticipates that its future customer base will contain proportionately more payors and patients. The Company intends to use some of the proceeds from this offering to accelerate the national commercialization of the ENACT System by hiring sales and marketing personnel, funding advertising programs and launching the Company's pharmacy programs and managed care sales initiatives. See "Use of Proceeds." The Company anticipates distributing the AirWatch Monitor and enrollment services both directly to the patient through retail pharmacies and indirectly through managed care organizations. The Company has obtained approval from over 100 health plans for reimbursement of the Company's devices and services on a claim by claim basis.

 Diabetes

  Diabetes is a chronic, life-threatening disease, for which there is no known cure. In patients with diabetes, the body does not produce or respond adequately to insulin, a hormone produced by the pancreas that is critical to the metabolism of glucose. There are two types of diabetes: (i) Type 1, which usually begins in young people and is the more severe form of the disease, and
(ii) Type 2, which is the more prevalent form of the disease and often develops later in life. Diabetes often leads to serious and potentially fatal complications. According to the ADA, diabetes is not only the sixth leading cause of death by disease (169,000 deaths in 1992), but is also the leading cause of blindness in adults 20 to 74 years old (12,000-24,000 new cases annually), renal failure (more than 19,000 cases in 1992), amputations (approximately 54,000 cases annually), as well as a major contributor to cardiovascular disease. According to the ADA, diabetes afflicts approximately 16 million people

(approximately half of whom are undiagnosed) in the United States, 800,000 of whom are estimated by the ADA to suffer from Type 1 diabetes. According to industry sources, there are approximately 3.0 million Type 2 patients using insulin. The ADA estimates that the direct and indirect cost of treating diabetes is $92 billion annually.

  To avoid the acute effects of diabetes and to reduce the associated complications, patients with Type 1 diabetes (and many Type 2 patients) must use insulin daily to control glucose levels. A patient's glucose level will vary depending upon food intake, insulin availability, exercise, stress and illness. The landmark NIH sponsored Diabetes Control and Complications Trial study published in The New England Journal of Medicine in September 1993 established that close glucose control based on monitoring and insulin intake can prevent the onset and progression of complications by up to 60%.

  To ascertain the actual amount of insulin needed, a patient typically measures his or her glucose level at least several times per day. Currently, this is accomplished by pricking a finger with a small lancet, drawing a drop of blood, placing it on a disposable strip, inserting the strip into a glucose meter about the size of a beeper and waiting from 12 seconds to two minutes for a number to appear on the display. The patient must then assess his or her carbohydrate intake, determine the appropriate amount of insulin required, if any, and administer that amount of insulin using a syringe, a pen injector or an infusion pump. While some of these blood glucose meters are capable of storing objective data and downloading it when brought to a healthcare facility, the primary shortcoming of these systems is that they do not provide a direct link between the patient at home and the care provider or case manager. As a result, even if data is regularly collected, it is not readily available to the care team.

  The worldwide market for glucose meters, strips and related disposables has been estimated to be approximately $1.3 billion. Currently, there are several companies offering glucose monitors for sale, including LifeScan, Boehringer-Mannheim, Bayer and MediSense (a division of Abbott Laboratories, Inc.). Industry sources have estimated that LifeScan is the market leader with over 40% of the installed base in the United States. See "--Collaborative Agreements."

  The Company has formed an alliance with LifeScan to interface various LifeScan blood glucose monitors with Care Central. The Company has developed a device, the ENACT Reporter, which extracts data from LifeScan blood glucose meters and transmits this data via phone line to Care Central. At Care Central, data is compiled into clinical reports and automatically delivered to designated recipients.

 Cardiovascular Disease

  There are multiple diseases which affect the cardiovascular system, including hypertension, congestive heart failure, coronary artery disease, arrhythmia and stroke. The American Medical Association estimates that over 60 million Americans suffer from one or more of these cardiovascular diseases. The annual direct cost for treatment of cardiovascular disease in the United States is estimated to be $129 billion. The Company believes the ENACT Reporter can support extraction and communication of data from the wide variety of portable cardiovascular devices that are currently available. The Company is actively pursuing corporate partners within various segments of the cardiovascular disease market.

 Other Chronic Diseases

  There are currently a variety of monitors which collect physiological data on patients' health states across numerous chronic disease fields. The Company has designed the ENACT System to interact with such medical devices or with new devices created by the Company or third parties by extracting the data from these devices and transmitting the data via a phone line to Care Central for processing, similar to the ENACT Reporter developed in collaboration with LifeScan for use with LifeScan's products. Based on preliminary marketing efforts, patient surveys and discussions with collaborative partners, the Company believes that the ENACT System can be a valuable component in health maintenance programs where patients' self-monitoring of their medical conditions can help prevent deterioration and acute medical episodes. The Company is currently researching the use of the ENACT System in programs related to chronic obstructive pulmonary disease.

SALES AND MARKETING

  The Company intends to focus its marketing efforts on sales directly to patients through pharmacies and bundled sales of product and services to managed care organizations. In addition, from time to time, the Company provides its products and services for use in clinical and marketing trials.

  Pharmacies. The Company believes that pharmacies are particularly well-suited for distribution of the Company's products and services directly to patients because they have proven effective for distribution of other home medical devices, including blood glucose meters, home blood pressure monitors and electronic thermometers. In addition, the Company believes that the trend in pharmacies to enhance their relationship with high-utilizing, chronic disease patients will create an incentive for pharmacies to facilitate the enrollment and reimbursement process for users of the Company's products. Furthermore, because pharmacies are the primary point of sale for pharmaceutical products for chronic disease patients, the Company believes that they are a logical distribution channel for its products.

  Managed Care Organizations. The Company is developing programs to address the managed care market. The standard program is targeted at managed care organizations with in-house case managers that can utilize the ENACT System, including the Internet case manager access tool, to manage their populations of chronic disease patients. The enhanced program is targeted at managed care organizations that seek to outsource or supplement their disease management function, including case managers. The Company intends to contract or partner with a company or companies that have counseling capabilities, which coupled with the objective clinical data generated from the ENACT System, will comprise a complete health management solution.

  Clinical and Marketing Trials. The Company believes that clinical trials have generated a high degree of awareness of the Company's products and services among medical opinion leaders. Clinical trials, which evaluate the efficacy of a particular therapy, share features with chronic disease management programs and thus may serve as a starting point for future relationships. Glaxo Wellcome Inc., Abbott Laboratories, Merck, Zeneca Pharmaceutical, Inc., Boehringer-Ingerheim, Novartis, Kaiser-Permanente and the National Jewish Center for Immunology and Respiratory Medicine have all incorporated the ENACT System in certain of their clinical or marketing trials. The Company also hopes to assist in the design and implementation of trials with prestigious academic institutions and respected managed care organizations both to document the value of the ENACT System and to provide early marketing opportunities with potential customers.

  The Company employs a Vice President of Sales and Marketing and a sales and marketing staff of nine persons to market the ENACT System. In addition, the senior members of the Company's management are actively engaged in marketing the ENACT System. The Company intends to use proceeds from this offering to hire sales and marketing personnel, fund advertising programs, launch the Company's pharmacy marketing program and managed care sales initiative, and fund the development of additional new products. See "Use of Proceeds."

COLLABORATIVE AGREEMENTS

  The Company seeks to develop strategic relationships with diversified health and pharmaceutical companies which have leading positions with respect to the treatment of various chronic diseases. By working with market leaders to design and implement health management programs which utilize the ENACT System for particular chronic diseases, the Company believes that it can leverage the existing market position of such partners. To date, the Company has formed alliances with Johnson & Johnson with respect to diabetes and with ALZA Corporation and Teijin with respect to asthma.

  Johnson & Johnson's LifeScan Subsidiary. The Company entered into a Development and Marketing Agreement with LifeScan, a manufacturer of home-based blood glucose monitoring systems, and a related stock purchase agreement with Johnson & Johnson Development Corporation in July 1997. The agreement between LifeScan and the Company provides for the use of various LifeScan blood glucose monitors with the ENACT Reporter and the development of Care Central reports and services to meet the needs of healthcare providers and patients in the diabetes field. Under the agreement, LifeScan has agreed to provide specifications for Care Central services for use in diabetes management, undertake pilot market studies, prepare marketing programs for the ENACT Reporter and Care Central services for use with LifeScan monitors and attempt to achieve a commercial launch of ENACT's products and services within a specified time frame. The Company has agreed to work with LifeScan to tailor the ENACT System to meet the needs of the diabetes market. Under the agreement, each party owns the intellectual property that it develops, and if the parties undertake any joint development efforts, the resulting intellectual property would be jointly owned. The initial term of the agreement is from execution through December 31, 2000 with a one-year renewal option and requires ENACT to work exclusively with LifeScan in the area of diabetes monitoring and reporting in a defined territory, provided LifeScan meets minimum enrollment targets. The agreement provides for payments of $1.8 million, all of which has been received by the Company, in connection with the establishment of a pilot program. The stock purchase agreement provides for the purchase of 250,000 shares of Series D Preferred Stock (which will convert into 419,580 shares of Common Stock upon completion of this offering) at an aggregate sales price of $3.0 million. See "Certain Transactions."

  ALZA. The Company and ALZA Corporation, a designer and producer of therapeutic drug delivery systems ("ALZA"), entered into an agreement in August 1995 pursuant to which ALZA supplements the Company's sales force by presenting the Company's AirWatch Monitors and related services to managed care accounts. In addition, ALZA agreed to act as the Company's agent for obtaining additional approvals for third-party reimbursement. In return for these services, the Company has agreed to pay ALZA a commission on all net sales in the United States of products and/or services which are related to the measurement and reporting of pulmonary function in connection with respiratory illness unless the agreement is terminated for cause. In addition, ALZA has made equity investments in the Company totaling approximately $2.0 million and subject to certain conditions, made a $2.0 million line of credit available to the Company. To date, the Company has obtained approval from over 100 payors for reimbursement of the Company's devices and services on a claim by claim basis. See "Certain Transactions."

  Teijin. The Company entered into a strategic relationship in November 1995 with Teijin, a Japanese conglomerate diversifying into home healthcare, for the implementation of the ENACT System as part of a health management program for respiratory disease in Japan. Under the agreement, Teijin is conducting trials in Japan and seeking Japanese governmental approval for the commercial introduction of AirWatch Monitor and the ENACT System in Japan. The Company received non-refundable up-front payments of $2.5 million and may receive up to an additional $2.0 million upon achievement of certain milestones by Teijin. Subject to obtaining such approval, the parties have agreed to negotiate an agreement for Teijin's exclusive distribution of the AirWatch Monitor and the ENACT System for asthma in Japan.

PAYMENT AND REIMBURSEMENT

  Historically, the Company has received payment for its products and services through contracts with collaborative partners and customers conducting clinical and marketing trials. The company has also obtained approval from over 100 payors for reimbursement of the Company's devices and services on a claim by claim basis. The Company intends to develop a pharmacy based distribution channel and to negotiate contracts with managed care organizations which provide for direct payment of the Company's products and services. When directly marketing to customers via pharmacies, the Company intends to include with its products a reimbursement package which will include a certificate of medical necessity for the physician to complete and instructions for the patient on submitting the certificate and other materials to the payor for reimbursement. In marketing to managed care organizations, the Company intends to contract directly with, and be paid directly by, managed care organizations for provision of products and services to their patient populations. Failure of the Company to obtain additional reimbursement approvals from payors for the Company's products and services could have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will be successful in entering contracts with managed care organizations, or in promoting its products to consumers in pharmacies.

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

COMPETITION

  The market for healthcare information products, services and devices for health state management is a relatively new and emerging market. Although the Company has limited direct competition, it faces indirect competition from a number of sources and expects to experience intense competition in the future if its products and services are accepted in the marketplace. The Company's potential competitors include specialty healthcare companies, healthcare information system and software vendors, healthcare management organizations, pharmaceutical companies and other service companies within the healthcare industry. In particular, the Company is aware of several large pharmaceutical and medical service companies that have stated publicly that they intend to be involved in providing comprehensive health state management services. The Company also expects to compete against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies. The Company's potential competitors include companies with significantly greater financial, technical, product development and marketing resources than the Company. There can be no assurance that a competitor will not develop and successfully introduce competitive products or services, that the introduction of such products or services will not cause a reduction in the price at which the Company sells its products and services or that the Company will be able to compete successfully with any of these potential competitors. See "Risk Factors--Competition."

MANUFACTURING

  The Company does not currently engage in any direct manufacturing operations. The Company currently uses Flextronics, Ltd. ("Flextronics"), a manufacturing sub-contractor, to act as a turnkey provider for the Company-designed monitoring and data reporting devices. Devices are manufactured to Company specifications and quality standards. Flextronics is ISO 9002 registered and has considerable experience in manufacturing medical devices. Under its agreement with the Company, Flextronics is responsible for materials purchasing, inventory management, tooling, and test fixturing, and ships finished goods inventory to the Company or its designees from plants located in the Far East.

FDA AND OTHER GOVERNMENT REGULATIONS

  The Company's products and services are subject to substantial regulation in the United States and foreign countries.

  Medical Products. The Company's medical products are subject to stringent government regulation in the United States and other countries. In the United States, the Food, Drug, and Cosmetic Act, as amended ("FDC Act"), and other statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

  The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices, including the Company's products, must be cleared or approved by the FDA. Securing FDA approvals and clearances may require the submission of extensive clinical data and supporting information to the FDA.

  Under the FDC Act, medical devices are classified into one of three classes (i.e., class I, II or III) on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Safety and effectiveness can reasonably be assured for class I devices through general controls (e.g., labeling, premarket notification and adherence to Good Manufacturing Practices) and for class II devices through the use of general and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life supporting and implantable devices or new devices which have been found not to be substantially equivalent to legally marketed devices.)

  Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a premarket approval ("PMA"). A 510(k) clearance will be granted if the submitted data establishes that the proposed device is "substantially equivalent" to a legally marketed class I or class II medical device, or to a class III medical device for which the FDA has not called for PMAs. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, although it may take longer. The FDA may determine that the proposed device is not substantially equivalent, or that additional clinical data are needed before a substantial equivalence determination can be made. Modifications or enhancements to products that are cleared through the 510(k) process that could significantly affect safety or effectiveness or effect a major change in the intended use of the device require new 510(k) submissions. The Company's manufacturer is also required to adhere to FDA Good Manufacturing Practices and similar regulations in other countries, which include testing, control and documentation requirements enforced by periodic inspections.

  The Company's AirWatch Monitor has received clearance through the 510(k) process as a Class II device and the Company intends to obtain clearance for additional personal health monitors pursuant to Section 510(k) of the FDC Act whenever necessary. The AirWatch Monitor has been cleared as a prescription device only. FDA clearance of a new 510(k) submission would be required should the Company decide to market the AirWatch Monitor as an over-the-counter device. No assurance can be given that the necessary clearances for its products will be obtained by the Company on a timely basis, if at all, or that extensive clinical data and supporting information or a PMA application will not be required. FDA clearance is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market.

  The Company understands that the FDA has recently required a more rigorous demonstration of substantial equivalence in connection with 510(k) notifications and that in many cases the time periods required for product approvals have increased. If additional data is requested by the FDA, it could delay the Company's market introduction of future monitors. There can be no assurance that the FDA will not require additional data or that the Company will receive marketing clearance from the FDA for any of its future monitors.

  Medical Services. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide healthcare services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act ("ERISA") and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to or restorative of life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that the Company assists providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although the Company has not conducted a survey of the applicable law in all 50 states, it believes that it is not engaged in the practice of medicine or nursing. There can be no assurance, however, that the Company's operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results or the inability to successfully restructure its contractual arrangements could have a material adverse effect on the Company.

  Confidentiality Requirements. The confidentiality of patient information is subject to regulation by state law. A variety of statutes and regulations exist safeguarding privacy and regulating the disclosure and use of medical information. State constitutions may provide privacy rights and states may provide private causes of action for violations of an individual's "expectation of privacy." Tort liability may result from unauthorized access and breaches of patient confidence. The Company intends to comply with state law and regulations governing medical information privacy.

  In addition, on August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (the "HIPPA"). This legislation requires the Secretary of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary is required to adopt safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. The Secretary is required to issue the standards not later than February 21, 1998. Separately, the HIPPA also requires the Secretary to submit recommendations to Congress on standards for the privacy of individually identifiable health information. These recommendations, which were submitted in September 1997, propose restrictions on the disclosure and use of patient-identifiable information, guarantees of rights of patients to information and access to their health records and punishment for the misuse of personal health information. Under the HIPPA, Congress has until August 1999 to adopt legislation regarding the privacy of individually identifiable health information. If Congress does not act, the Secretary is required to issue regulations by January 21, 2000. The Company cannot predict what requirements will ultimately be adopted by Congress however, any limitations imposed by or the cost of compliance with such requirements could have an adverse effect on the Company's business.

  The Company and its customers may be subject to Federal and state laws and regulations which govern financial and other arrangements between healthcare providers. These laws prohibit certain fee splitting arrangements between healthcare providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Further, criminal violations may result in mandatory exclusions of up to five years and additional permissive exclusions from participation in Medicare and Medicaid programs.

  Regulation in the healthcare field is constantly evolving. The Company is unable to predict what government regulations, if any, affecting its business may be promulgated in the future. The Company's business could be adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

PROPRIETARY RIGHTS

  The Company's ability to compete successfully will depend, in part, on its ability to protect its proprietary technology. Although the Company continues to implement protective measures and intends to defend its proprietary rights, there can be no assurance that these measures will be successful or that its patents will provide meaningful protection against potential competitors developing substantially similar products and services. The Company has filed nine patent applications in the United States, two of which have resulted in issued patents and two others of which have had claims allowed by the Patent and Trademark Office relating to the AirWatch Monitor and certain aspects of the ENACT Reporter and Care Central database system. The Company intends to file additional applications as appropriate for patents covering the ENACT System. There can be no assurance that patents will issue from any of these pending applications, that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection to the Company.

  The Company is not currently aware of any pending or threatened claims of infringement of the proprietary rights of others with respect to the Company's current or planned products. However, there can be no assurance that third parties will not assert such claims or that any such claims will not require the Company to enter into license agreements or result in costly protracted litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses will be obtainable on commercially reasonable terms.

EMPLOYEES

  As of December 31, 1997, the Company had 36 employees and three nearly full-time contractors, comprising nine in sales and marketing, 15 in systems development and operations, five in product development, six in customer service and four in administration.

FACILITIES

  The Company's principal administrative, sales and marketing and product development activities are conducted at a 4,500 square foot facility in Mountain View, California that the Company occupies pursuant to a lease that expires in October 1998. The Company has a short term lease, which will expire on February 28, 1998, on an additional 2,200 square foot facility in Palo Alto, California which is used for research and development activities. The Company's Care Central database is located at the Mountain View site, and the Company is in the process of completing a fully redundant system in a 685 square foot facility in San Diego, California, leased through December 1999. Although the Company believes that its existing facilities are adequate for its current requirements, the Company intends to relocate to larger facilities in the near future in order to consolidate all of the Company's Northern California operations in a single facility and to facilitate future expansion of its workforce. In the interim the Company is negotiating a short term extension of its lease which expires on February 28, 1998 and actively pursuing additional short term alternatives. There can be no assurance that the Company will be able to locate additional space, or that such space will be available on reasonable commercial terms.

LEGAL MATTERS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

  The following table sets forth certain information with respect to the directors, executive officers and other key employees of the Company as of December 31, 1997:

                NAME                  AGE                     POSITION
                ----                  ---                     --------
Matthew H. L. Sanders ...............  45 Chairman of the Board, President and Chief
                                          Executive Officer
Gilbert S. Mott, Jr. ................  46 Executive Vice President and Director
Eitan M. Fenson, Ph.D. ..............  44 Vice President, Information Services
John H. Hyle.........................  48 Vice President, Sales and Marketing
Chris A. Tacklind....................  41 Vice President, Advanced Technology, Secretary
                                          and Director
Henry W. Evans.......................  36 Vice President, Finance and Chief Financial
                                          Officer
Wayne C. Wager (1)(2)................  42 Director
A. Crawford Cooley (1)(2)............  71 Director
Ernest Mario, Ph.D. (1)(2)...........  59 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Matthew H. L. Sanders is the co-founder of the Company and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since its inception in October 1992. Mr. Sanders has nearly 20 years of experience in the information technology field. Mr. Sanders was a founder of Ardent Computer, a maker of graphics supercomputers ("Ardent"), and served in various executive capacities with Ardent, including Chief Operating Officer and Co-Chairman of the Board of Directors. Mr. Sanders served in various capacities with Convergent Technologies, a maker of desktop and workstation computers, from October 1979 to October 1984, including Division Vice President and General Manager of several divisions. Mr. Sanders has also worked in new product development at Hewlett-Packard Co. Mr. Sanders received a B.S. in Mechanical Engineering and a M.S. in Product Design from Stanford University.

  Gilbert S. Mott, Jr. joined the Company as its Senior Vice President, Marketing and Sales and a Director in March 1995 and has served as the Company's Executive Vice President, since March 1997. Mr. Mott was with Glaxo, Inc. from January 1979 to February 1995. He served as Vice President of Marketing for Glaxo's Health Management Division and Vice President of Managed Care before joining ENACT from June 1993 to February 1995. He was Vice President of Marketing for Glaxo's Allen & Hanburys, Division of Glaxo Inc. from January 1991 to June 1993. Mr. Mott has served on the Board of the American Lung Association and the Allergy and Asthma Foundation of America. Mr. Mott received a B.A. from the University of Miami in Coral Gables, Florida in 1973.

  Eitan M. Fenson, Ph.D. has served as the Company's Vice President, Information Services since July 1994. Dr. Fenson was employed by OnTrack, Inc., a private computer systems consultant serving clients including Motorola, Inc. and Auspex Systems, Inc. from January 1992 to July 1994. Dr. Fenson was Director of Customer Service at Auspex Systems, a network server manufacturer, from August 1990 to January 1992. He also served as a Director of Customer Service at Ardent from October 1986 to August 1990. Dr. Fenson served in a variety of positions at AT&T Bell Laboratories, Unix Development Laboratory, including Product Manager for UNIX System V from June 1981 to October 1986. Dr. Fenson received a B.A. in Mathematics from Amherst College and an M.A. in Mathematics, an M.A. in Computer Science and a Ph.D. in mathematics from the University of Michigan.

  John H. Hyle has served as the Company's Vice President, Sales and Marketing since March 1997. Mr. Hyle was employed by Thermoscan Inc. where he held the title of Vice President and was responsible for sales and marketing, customer service, professional relations and international operations from May 1989 to March

1997. Mr. Hyle attended The United States Naval Academy, received a B.A. in Economics from Albright College and is a graduate of the Program for Executives at Carnegie Mellon University.

  Chris A. Tacklind is a co-founder of the Company and has served as its Vice-President, Advanced Technology since July 1997 and as Secretary and a Director since its inception in October 1992. From inception to July 1997, Mr. Tacklind served as the Company's Vice President, Product Development. Mr. Tacklind was a principal in Tacklind Design, a private engineering and design consulting, from January 1985 to October 1992, where he participated in the design and development of products for clients in the industrial, medical, computer and consumer fields. Prior to that, Mr. Tacklind held various positions on the technical staff at Hewlett-Packard Co. from July 1979 to December 1985 where he was a co-inventor of the technology and patents for Hewlett-Packard's Ink Jet printing technology. Mr. Tacklind received a B.A. in Mathematics and Physics at the University of California, Santa Cruz, and an M.S. in Mechanical Engineering from Stanford University.

  Henry W. Evans has served as the Company's Chief Financial Officer since September 1995. Prior to that time, Mr. Evans was a Senior Manager in Ernst & Young LLP's Life Sciences Group in Palo Alto, California from August 1992 to September 1995. Mr. Evans received a B.S. in Accounting from the University of Notre Dame and an M.B.A. from Stanford University.

  Wayne C. Wager has served as a Director of the Company since November 1993. Mr. Wager has been the President of Cascadia Ventures, a private venture capital firm, since January 1997, and has been a partner with Cable & Howse Ventures, a private venture capital firm, since June 1983. Mr. Wager received a B.S. in Engineering and an M.B.A. from Stanford University.

  A. Crawford Cooley has served as a Director of the Company since April 1994. Mr. Cooley is currently a private investor, and was a partner with the venture firm of Draper, Gaither, Anderson from 1959 to 1967. He currently serves on the board of directors of E.D. Bullard Co. and Pacific Coast Farm Credit Services.

  Ernest Mario, Ph.D. has served as a Director of the Company since April 1997. Dr. Mario has been the Chief Executive Officer and a Director of ALZA Corporation and a designer and producer of therapeutic drug delivery systems since August 1993. Dr. Mario was the Co-Chairman of ALZA Corporation from August 1993 to November 1997 and has been the Chairman of ALZA Corporation since November 1997. Dr. Mario was the Chief Executive Officer of Glaxo Holdings P.L.C. from July 1988 to March 1993, served as a member of the Board of Directors of that company from April 1988 to March 1993, and served as its Deputy Chairman from January 1992 to March 1993. Dr. Mario also served as the President and Chief Operating Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from September 1986 until April 1988. Prior to that time, Dr. Mario held a number of positions with Squibb Corporation from 1977 to 1986, including President and Chief Executive Officer of Squibb Medical Products and served as a member of the Board of Directors of Squibb from May 1984 to August 1986. Dr. Mario serves on the Board of Directors of ATL Ultrasound, Inc., Catalytica, Inc., Catalytica Pharmaceuticals, Cor Therapeutics and Pharmaceutical Product Development, Inc. Dr. Mario received a B.S. in pharmacy from Rutgers University and a M.S. and a Ph.D. in physical sciences from the University of Rhode Island.

                               ----------------

  The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes with the directors in each class serving staggered three-year terms. The Class I directors are Messrs. Wager and Tacklind, whose current terms will end in 1998; the Class II directors are Messrs. Cooley and Sanders, whose current terms will end in 1999; and the Class III directors are Messrs. Mario and Mott, whose current terms will end in 2000. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. See "Description of Capital Stock--Delaware Law and Certain Charter Provisions."

  The Company's executive officers are appointed by and serve at the discretion of the Board of Directors.

  There are currently two standing committees of the Board of Directors: the Compensation Committee and the Audit Committee. The Compensation Committee has responsibility for reviewing the performance of the officers of the Company and making recommendations to the Board of Directors concerning salaries and incentive compensation for such officers. The Compensation Committee currently consists of Mr. Wager, Mr. Cooley and Dr. Mario. The Audit Committee has responsibility for reviewing the Company's financial statements and significant audit and accounting practices with the Company's independent auditors and making recommendations to the Board of Directors with respect thereto. The Audit Committee currently consists of Mr. Wager, Mr. Cooley and Dr. Mario.

DIRECTOR COMPENSATION

  Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. In March 1996, in connection with his service on the Board of Directors, Mr. Cooley received an option to purchase 20,000 fully-vested shares of Common Stock at an exercise price of $0.50 per share. In March 1996, in connection with Mr. Wager's service on the Board of Directors, Mr. Wager and certain of his business associates received options to purchase an aggregate of 20,000 fully-vested shares of Common Stock at an exercise price of $0.50 per share. In December 1996, in consideration for consulting services provided by Mr. Wager, Mr. Wager received an option to purchase 20,000 fully-vested shares of Common Stock at an exercise price of $5.00 per share. In March 1997, in connection with his appointment to the Company's Board of Directors, Dr. Ernest Mario received a fully vested option to purchase 25,000 shares of the Company's common stock at an exercise price of $5.00 per share. In addition, the Company has adopted, subject to shareholder approval, the 1997 Outside Directors Stock Option Plan, which provides for formula-based grants of options to nonemployee directors. See "--Stock Incentive Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of Messrs. Wager, Cooley and Mario. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee. The Compensation Committee makes recommendations regarding the Company's employee stock plans and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

EXECUTIVE COMPENSATION

  The following table shows the compensation received in the most recent fiscal year and the fiscal year ended December 31, 1996 by the Company's President and Chief Executive Officer and by the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                           COMPENSATION
                                                              AWARDS
                                                       ---------------------
                                ANNUAL COMPENSATION
                             ------------------------- SECURITIES UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)      OPTIONS (#)      COMPENSATION
---------------------------  ---- ---------- --------- --------------------- ------------
Matthew H.L. Sanders....     1997  $180,000   $36,000              0           $     0
 Chief Executive Officer     1996   180,000         0              0                 0
 and President
Gilbert S. Mott, Jr.....     1997   238,000    16,000              0            12,000(1)
 Executive Vice              1996   238,000         0              0            12,000(1)
 President
Chris A. Tacklind.......     1997   144,000    16,000              0                 0
 Vice President,             1996   144,000         0              0                 0
 Advanced Development
 and Secretary
Eitan M. Fenson.........     1997   135,000    16,000              0                 0
 Vice President,             1996   133,625         0         50,000                 0
 Information Services
Henry W. Evans..........     1997   120,000    16,000              0                 0
 Chief Financial Officer     1996    96,000         0         30,000                 0

--------
(1) Represents a monthly expense allowance paid by the Company.

STOCK INCENTIVE PLANS

  None of the Named Executive Officers received grants of options to purchase the Company's Common Stock during the fiscal year ended December 31, 1997.

  The following table sets forth information concerning stock options held as of December 31, 1997 by the Named Executive Officers. There were no option exercises by any Named Executive Officers during the fiscal year ended December 31, 1997.

 AGGREGATE OPTION EXERCISES IN THE 1997 FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                               OPTIONS AT 12/31/97 (1)       12/31/97 ($)(2)
                               ------------------------- -------------------------
  NAME                           VESTED       UNVESTED      VESTED     UNVESTED
  ----                         ------------ ------------ ------------ ------------
Matthew H. L. Sanders.........          --           --           --         --
Gilbert S. Mott, Jr...........      366,666       33,334 $3,244,995   $  295,006
Chris A. Tacklind.............          --           --           --         --
Eitan M. Fenson...............       20,833       29,167 $     83,332   $116,668
Henry W. Evans................       12,500       17,500 $     50,000 $   70,000

--------
(1) Consist of stock options granted pursuant to the Company's 1995 Stock Option Plan. Each option is immediately exercisable at the date of grant but vests over a three-year period at a rate of approximately 1/36 at the end of one month following the date of grant and approximately 1/36 per month thereafter, as long as the optionee remains an employee of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price exceeds the fair market value of the stock on the grant date as determined by the Board of Directors.
(2) Calculated by determining the difference between the fair value of the securities underlying the option at December 31, 1997 ($9.00 per share) and the exercise price of the Named Executive Officer's option.

  1995 Stock Option Plan. The 1995 Stock Option Plan (the "1995 Option Plan") provides for the grant of stock options to employees (including officers), directors and consultants of the Company and its subsidiaries. The 1995 Option Plan provides for the grant of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory stock options, although incentive stock options may be granted only to employees. As of December 31, 1997, options to purchase an aggregate 556,584 shares of Common Stock were outstanding under the 1995 Option Plan of which 439,658 shares underlying unexercised options were no longer subject to the Company's right of repurchase. Options granted under the 1995 Option Plan will remain outstanding in accordance with their terms, but the Board of Directors has determined that no further options will be granted under the 1995 Option Plan.

  1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "1997 Option Plan") was adopted by the Board of Directors in March 1997 and approved by the shareholders in July 1997. The Board of Directors has reserved 904,000 shares of Common Stock for issuance under the Company's 1997 Option Plan. As of December 31, 1997, there were outstanding options to purchase an aggregate of 226,945 shares of Common Stock under the 1997 Plan of which 66,459 shares underlying unexercised options were no longer subject to the Company's right of repurchase. Options may be granted to the Company's employees (including officers), directors and consultants, although only employees and officers and directors who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. Nonemployees, including nonemployee directors, may receive nonstatutory stock options, which do not qualify for such treatment. The exercise price of incentive stock options under the 1997 Option Plan must at least equal the fair market value of the Common Stock on the date of grant, while the exercise price of nonstatutory options must at least equal 85% of such market value and must be no less than 100% of such market value if such options are to qualify for certain tax treatment as performance based compensation. Generally, each option is immediately exercisable at the date of grant but vests over a three-year period at a rate of approximately 1/36 at the end of one month following the date of grant and approximately 1/36 per month thereafter, as long as the optionee remains an employee of the Company. The term of each option is no more than ten years from the date of grant unless terminated sooner pursuant to the provisions of the 1997 Option Plan. In the event of a change of control of the Company, including a merger or sale of substantially all of the Company's assets, outstanding options will terminate unless they are assumed by the acquiring corporation.

  1997 Outside Directors Stock Option Plan. The 1997 Outside Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors in November 1997, subject to stockholder approval. A total of 125,000 shares of Common Stock have been reserved for issuance under the Directors Plan. The Directors Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The Directors Plan provides that each future nonemployee director of the Company will be granted an option to purchase 20,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company (the "Initial Grant"). Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director who has served on the Board of Directors continuously for 6 months will be granted an additional option to purchase 5,000 shares of Common Stock (an "Annual Grant"). Subject to an optionee's continuous service with the Company, the Initial Grant will become exercisable 1/36 per month. Each Annual Grant will become exercisable in twelve monthly installments beginning in the 25th month after the date of grant, subject to the optionee's continuous service. The exercise price per share of all options granted under the Directors Plan will equal the fair market value of a share of Common Stock on the date of grant. Options granted under the Directors Plan have a term of ten years and are non-transferable. In the event of certain changes in control of the Company, options outstanding under the Directors Plan will become immediately exercisable and vested in full.

  Employee Stock Purchase Plan. A total of 200,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have yet been issued. The Purchase Plan permits full time employees of the Company or a parent or subsidiary of the Company as designated by the Board of Directors to purchase Common Stock at a discount, but only through payroll deductions, during concurrent offering periods of approximately 24 months in duration. Each offering period will be divided into four consecutive purchase periods, each of which is generally six months long. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period will commence on the date this offering is completed and will end on January 31, 2000.

 Employment Agreements

  The Company entered into an employment agreement with Mr. Mott on March 1, 1995 for a term of three years. The agreement provides that Mr. Mott will serve as Senior Vice President, Sales and Marketing, and will be nominated to join the Board of Directors of the Company. The agreement sets forth an initial base salary of $238,000, subject to an annual raise and/or bonus consistent with the Company's practices, provides for customary employee benefits and provides for an expense allowance of up to $1,000 a month. The agreement provides for a grant of an option to purchase 400,000 shares of the Company's Common Stock at the time of the execution of the employment agreement (the "Employment Option") which will vest monthly over a three year period. In the event of Mr. Mott's termination of employment with the Company for any reason, the agreement provides Mr. Mott with any unpaid salary, expenses and benefits up to his date of termination. In the event that Mr. Mott's employment with the Company is terminated without "cause" or he resigns for "good reason" (as these terms are defined in the agreement), Mr. Mott will also be entitled to any unpaid bonus earned to his date of termination, a one-time, lump-sum severance payment of $250,000, and accelerated vesting of one year on his Employment Options. In the event that the Company is involved in a merger where it is not the surviving entity or the Company sells substantially all its assets, the Employment Option will become 100% vested. The agreement also contains nonsolicitation, intellectual property assignment, and confidentiality provisions.

  The Company entered into an at will employment agreement with Mr. Evans on September 8, 1995 for an unspecified term for the position of Vice President, Finance and Chief Financial Officer. The agreement sets forth an initial base salary of $96,000, subject to an annual raise consistent with the Company's practices and provides for customary employee benefits. The agreement provides for a grant of an option to purchase 65,000 shares of the Company's Common Stock which will vest monthly over a three year period. In the event the Company is acquired by another entity, the agreement provides that all of Mr. Evans' unvested options will vest automatically. In the event that Mr. Evans is terminated by the Company, the agreement provides for a one-time, lump-sum severance payment of $50,000 in return for Mr. Evans promptly returning all Company property and proprietary information and continuing to maintain the Company's confidentiality agreements.

 Limitations on Directors' Liabilities and Indemnification

  Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  In August 1995, the Company sold shares of Series C Preferred Stock convertible into 381,024 shares of Common Stock at a price of $5.25 to ALZA Corporation ("ALZA"), a 10.7% stockholder of the Company, in return for aggregate cash consideration of approximately $2.0 million. The Company also entered into a loan agreement with ALZA pursuant to which it issued ALZA a warrant to purchase shares of Series C Preferred Stock convertible into 72,327 shares of Common Stock, at an exercise price of $6.913 per share, (the "ALZA Warrant") in return for a loan commitment of up to $2.0 million, of which the Company drew down $1.0 million. The Company also entered into an agreement with ALZA pursuant to which ALZA undertook to act as a promotional representative for the Company's AirWatch products and services in the United States to the managed care industry and third party payors, and the Company agreed to pay ALZA certain commissions, as set forth in the agreement, on the net sales in the United States of products and/or services which are related to the measurement and reporting of pulmonary function in connection with respiratory illness unless the agreement is terminated for cause. Through December 31, 1997, the Company has incurred commission expenses of $423,000 pursuant to this agreement.

  In April 1995, R.D. Merrill Corporation ("R.D. Merrill"), together with its affiliates a 12.7% stockholder of the Company, loaned an aggregate of $500,000 to the Company in return for a term note, which was repaid in fiscal 1995, and a warrant to purchase shares of Series C Preferred Stock convertible into 95,256 shares of Common Stock at an exercise price of $4.20 per share. The right to purchase 47,628 of such shares was subsequently transferred to affiliates of R.D. Merrill Corporation.

  In March 1996, the Company issued to each of Mr. Wager (and his assignees) and Mr. Cooley, directors of the Company, options to purchase 20,000 shares of common stock at an exercise price of $0.50 per share in consideration of services rendered to the Company.

  In August 1996, the Company and ALZA entered into an amendment to the original loan agreement, pursuant to which the Company issued a $1.0 million convertible note, $250,000 of which is convertible into 36,164 shares of Series C Preferred Stock at a conversion price of $6.913 per share and $750,000 of which is convertible in 135,624 shares of Series C Preferred Stock at a conversion price of $5.53 per share, and cancelled a portion of the warrant representing 36,163 shares of Series C Preferred Stock with an exercise price of $6.913 per share.

  In September 1996, the Company issued a warrant to purchase 9,000 shares of Common Stock at an exercise price of $0.50 per share to R.D. Merrill and issued warrants to purchase 9,000 shares of Common Stock at an exercise price of $0.50 per share to certain affiliates of R.D. Merrill in connection with the November 1995 loan.

  In October 1996, R.D. Merrill agreed to loan the Company up to an aggregate of $1.5 million under the terms of a Convertible Note, which was amended in November 1997 to extend the term and increase the number of shares issuable under such note. The Company has drawn down $1.5 million under such Convertible Note which becomes convertible into 204,545 shares of Common Stock upon the consummation of this offering.

  In October 1996, Nippon Enterprises Development agreed to loan the Company $500,000 under the terms of a Convertible Note, which was amended in November 1997 to extend the term and increase the number of shares issuable under such note. In December 1997 the note was amended again to provide for the commitment of an additional $500,000. The Company has not drawn down the additional $500,000 under such Convertible Note. The outstanding borrowings become convertible into 83,333 shares of Common Stock upon the consummation of this offering.

  In December 1996, the Company issued to Mr. Wager, a director of the Company, in consideration of certain consulting services rendered to the Company, an option to purchase 20,000 shares of Common Stock at an exercise price of $5.00 per share. Also in 1996 the Company paid a $250,000 commission to Cable & Howse Ventures, a private venture capital firm, of which Mr. Wager is a partner in connection with their services securing the Teijin agreement.

  In July 1997, the Company sold 250,000 and 25,373 shares of Series D Convertible Preferred Stock to Johnson & Johnson Development Corporation ("J&J"), a 7.1% stockholder, and ALZA, respectively, at a price per share of $12.00 (the "Series D Shares"). The Series D Shares are convertible into Common Stock based on a percentage of the price per share paid in a subsequent equity financing which results in gross proceeds of at least $10.0 million. If this offering closes on or prior to February 20, 1998 the Series D Shares held by J&J and ALZA will convert into 419,580 and 42,584 shares of Common Stock, respectively (assuming an initial public offering price of $11.00 per share). If this offering closes after February 20, 1998, the Series D Shares held by J&J and ALZA will convert into 545,454 and 55,359 shares of Common Stock, respectively. The Company also entered into a Development and Marketing Agreement with LifeScan which provides for the use of various LifeScan blood glucose monitors with the ENACT Reporter and the development of Care Central reports and services to meet the needs of healthcare providers and patients in the diabetes field.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 31, 1997 (after giving effect to the conversion of the Convertible Preferred Stock, the exercise of warrants to purchase Convertible Preferred Stock of the Company and the conversion thereof into 131,420 shares of Common Stock), and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the named executive officers, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group.

                                     NUMBER OF          PERCENTAGE OWNED
                                       SHARES       -------------------------
 NAMES AND ADDRESSES                BENEFICIALLY       BEFORE       AFTER
OF BENEFICIAL OWNERS(1)              OWNED (2)      THE OFFERING THE OFFERING
-----------------------             ------------    ------------ ------------
5% STOCKHOLDERS
R. D. Merrill Company..............    885,801(3)       15.0%         9.9%
 95 South Jackson Street, Suite 300
 Seattle, WA 98104-2818
ALZA Corporation...................    656,560(4)       10.7          7.2
 950 Page Mill Road
 Palo Alto, CA 94304
Johnson & Johnson Development          419,580(5)        7.1          4.7
 Corporation.......................
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933
First Marathon Securities, Ltd.....    305,300(6)        5.2          3.4
 Commerce Place
 400 Burrad St., Suite 2001
 Vancouver, BC Canada V6C 3A6
DIRECTORS AND NAMED EXECUTIVE
 OFFICERS
Matthew H. L. Sanders..............  1,303,752          22.0         14.6
Chris A. Tacklind..................    480,000(7)        8.1          5.4
Gilbert S. Mott, Jr................    400,000(8)        6.3          4.3
Eitan M. Fenson, Ph.D. ............    125,000(9)        2.1          1.4
Wayne C. Wager.....................     78,733(10)       1.3            *
A. Crawford Cooley.................    126,500(11)       2.1          1.4
Ernest Mario, Ph.D. ...............    656,560(12)      10.7          7.2
Henry W. Evans.....................     95,000(13)       1.6          1.0
All directors and executive          3,365,545(14)      56.9         37.8
 officers as a group (9 persons)...

--------
  *  Less than one percent.
 (1) Unless otherwise indicated, the business address is in care of the Company.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (3) Includes 284,000 shares of Common Stock held by affiliates of R.D. Merrill, 204,545 shares of common stock issuable upon conversion of a convertible note and 18,000 shares of Common Stock issuable upon exercise of warrants which do not terminate on the completion of this offering, of which 9,000 shares are held of record by affiliates of R.D. Merrill. Although R.D. Merrill may be deemed to be a beneficial owner of the shares and shares subject to warrants held by its affiliates, it disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which it may have.
 (4) Includes 171,788 shares of Common Stock issuable upon conversion of a convertible note and 25,000 shares of Common Stock issuable upon exercise of stock options held of record by Dr. Mario who is Chief Executive Officer of ALZA Corporation. Although ALZA Corporation may be deemed to be a beneficial owner of such shares, it disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which it may have.
 (5) Johnson & Johnson Development Corporation is a wholly-owned subsidiary of Johnson & Johnson, a public corporation.
 (6) The beneficial owner of the shares held by First Marathon Securities, Ltd. is Peripatetic Investments, Ltd. ("Peripatetic"). The sole owner, director and shareholder of Peripatetic is Robert Disbrow, an individual.
 (7) Includes 30,000 shares of Common Stock held of record by a trust for the benefit of the minor children of Mr. Tacklind. Although Mr. Tacklind may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.
 (8) Includes 400,000 shares of Common Stock issuable upon exercise of stock options, none of which are subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997.
 (9) Includes 50,000 shares of Common Stock issuable upon exercise of stock options, of which 26,388 shares were unvested and subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997.
(10) Includes 20,000 shares of Common Stock issuable upon exercise of stock options, of which 8,833 shares were unvested and subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997.
(11) Includes 35,500 shares of Common Stock held of record by a trust for which Mr. Cooley is trustee. Although Mr. Cooley may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuriary interest therein he may have.
(12) Includes 25,000 shares of Common Stock issuable upon exercise of stock options on the date 60 days from December 31, 1997, and 459,771 shares of Common Stock and 171,788 shares of Common Stock issuable upon conversion of a convertible note held of record by ALZA Corporation, of which Dr. Mario is Chief Executive Officer. Although Dr. Mario may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.
(13) Includes 30,000 shares of Common Stock issuable upon exercise of stock options, of which 15,833 were unvested and subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997 and 12,639 shares of unvested Common Stock subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997.
(14) Includes 525,000 shares of Common Stock issuable upon exercise of stock options, of which 105,831 shares were unvested and subject to a right of repurchase in favor of the Company on the date 60 days from December 31, 1997, 65,500 shares held of record by trusts for which an officer or director is trustee and 631,560 shares owned by ALZA Corporation, of which Dr. Mario is Chief Executive Officer, 171,788 shares of which are issuable upon conversion of a convertible note.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 of Common Stock, $0.001 par value, of which 8,912,853 shares will be outstanding and 2,000,000 of Preferred Stock, $0.001 par value. Each outstanding share of Convertible Preferred Stock will be automatically converted into one share of Common Stock upon the closing of the offering being made hereby. Upon such conversion, such Preferred Stock will revert to authorized but unissued shares of preferred stock. The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  At December 31, 1997, there were 5,912,853 shares of Common Stock outstanding held of record by 108 holders after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of outstanding warrants which terminate upon the closing of this offering. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding shares of Convertible Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 2,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to (i) issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and
(ii) fix the number of shares constituting any series and the designation of such series without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  After this offering, the holders of 3,389,533 shares of the Company's Common Stock and a holder of a note convertible into an additional 171,788 shares of the Company's Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Subject to certain limitations in the agreement, the holders of registrable shares may require, on two occasions, that the Company use its best efforts to register such shares for public resale, subject to certain limitations. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitation, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

  The Company's Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. The Company's Certificate of Incorporation also eliminates the right of stockholders to act without a meeting and does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of 66 2/3% or more of the outstanding Common Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for shares of Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this offering, the Company will have outstanding 8,912,853 shares of Common Stock, based on the number of shares of Common Stock outstanding as of December 31, 1997 and giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of outstanding warrants which terminate upon completion of this offering. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act. The remaining 5,912,853 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. In general, Rule 701 permits resale of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144.

  Upon completion of this offering 2,470,027 Restricted Shares of Common Stock (2,292,033 of which are subject to the lock-up agreements described below) held by current stockholders will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k) of the Securities Act. An additional 2,757,575 Restricted Shares of Common Stock (2,757,575 of which are subject to the lock-up agreements described below) will be eligible for sale beginning 90 days after the date of this Prospectus pursuant to Rule 144 of the Securities Act.

  All directors, officers and certain stockholders holding in the aggregate 5,734,859 shares of Common Stock outstanding prior to this offering have agreed that for a period of 180 days after the date of this Prospectus (the "Lockup Period") they will not, without the prior written consent of Smith Barney, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock. See "Underwriting."

  The Company has granted registration rights to certain of its securityholders. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                       NUMBER OF
UNDERWRITER                                                             SHARES
-----------                                                            ---------
Smith Barney Inc......................................................
Lehman Brothers Inc...................................................
                                                                       ---------
  Total............................................................... 3,000,000
                                                                       =========

  The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc. ("Smith Barney") and Lehman Brothers Inc. are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a
price that represents a concession not in excess of $    per share under the
public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to other Underwriters or
to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 450,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In connection with this offering and in compliance with applicable law, the Underwriters may over-allot (i.e., sell more shares of Common Stock than the total amount shown on the list of Underwriters and participations which appear above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares of Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the shares of Common Stock or effecting purchases of the shares of Common Stock for the purpose of pegging, fixing or maintaining the price of the shares of Common Stock or for the purpose of reducing a syndicate short position created in connection with this offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase shares of Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the shares of Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  The Company and its directors, officers and stockholders holding in the aggregate 5,734,859 shares of Common Stock outstanding prior to this offering, have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock except, in the case of the Company, in certain limited circumstances.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price will be the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of this offering and the market prices and earnings of similar securities of comparable companies at the time of this offering.

  Lehman Brothers Inc., an Underwriter of this offering, acted as financial advisor to the Company in connection with the sale by the Company of 250,000 shares of Series D Convertible Preferred Stock to Johnson & Johnson Development Corporation in July 1997 for which the Company received net proceeds of $2.8 million. For its services, Lehman Brothers Inc. will receive customary compensation and reimbursement of its related expenses.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Gray Cary Ware & Freidenrich LLP ("GCWF"), 400 Hamilton Avenue, Palo Alto, CA 94301. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019. GCWF Partners I, an investment partnership composed of certain current and former attorneys of GCWF, beneficially owns 14,200 shares of the Common Stock of the Company.

                                    EXPERTS

  The financial statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, certain of the documents filed by the Company with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the Financial Statements notes and schedules included as a part thereof.

                        ENACT HEALTH MANAGEMENT SYSTEMS

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Audited Financial Statements
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statement of Stockholders' Equity (Net Capital Deficiency).................. F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ENACT Health Management Systems

  We have audited the accompanying balance sheets of ENACT Health Management Systems as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ENACT Health Management Systems at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
January 6, 1998

                        ENACT HEALTH MANAGEMENT SYSTEMS

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   PRO FORMA
                                                                 STOCKHOLDERS'
                                                                  EQUITY (NET
                                                                    CAPITAL
                                                DECEMBER 31,     DEFICIENCY) AT
                                              -----------------   DECEMBER 31,
                                               1996      1997    1997 (NOTE 6)
                                              -------  --------  --------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................. $ 1,048  $  1,088
  Accounts receivable, net of allowance for
   doubtful accounts of $79 and $39 in 1996
   and 1997, respectively....................   1,162       139
  Inventories................................     224       407
  Deferred financing costs...................     --        530
  Other current assets.......................      17        47
                                              -------  --------
Total current assets.........................   2,451     2,211
Property and equipment, net..................     435       679
Deposits.....................................      13        11
                                              -------  --------
                                              $ 2,899  $  2,901
                                              =======  ========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET
 CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable........................... $   579  $  1,179
  Accrued liabilities........................     153       240
  Accrued financing costs....................     --        470
  Current portion of capital lease
   obligations...............................     180       332
  Deferred revenue...........................   1,572       721
  Convertible notes payable to stockholder...     --      2,000
                                              -------  --------
Total current liabilities....................   2,484     4,942
Long-term capital lease obligations..........     243       309
Note payable to stockholder..................   1,000     1,000
Convertible notes payable to stockholders....   2,000     1,000
Commitments
Stockholders' equity (net capital
 deficiency):
  Convertible Preferred Stock, $0.001 par
   value, 10,000,000 shares authorized,
   issuable in series; 2,927,369 shares
   issued and outstanding at December 31,
   1996 and 3,202,742 shares issued and
   outstanding at December 31, 1997;
   2,000,000 shares authorized and no shares
   issued and outstanding pro forma
   (aggregate liquidation preference of
   $7,742,000 at December 31, 1997), at
   amounts paid in...........................   4,374     7,492     $     --
  Common Stock, $0.001 par value, 20,000,000
   shares authorized, 2,389,500 and 2,391,900
   shares issued and outstanding at
   December 31, 1996 and 1997, respectively;
   50,000,000 shares authorized, 5,912,853
   shares issued and outstanding pro forma...     205       106            6
  Additional paid-in capital.................     --        353        8,595
  Deferred compensation......................     (39)     (259)        (259)
  Note receivable from stockholder...........     (32)      (32)         (32)
  Accumulated deficit........................  (7,336)  (12,010)     (12,010)
                                              -------  --------     --------
Total stockholders' equity (net capital
 deficiency).................................  (2,828)   (4,350)    $ (3,700)
                                              -------  --------     ========
                                              $ 2,899  $  2,901
                                              =======  ========

                            See accompanying notes.

                        ENACT HEALTH MANAGEMENT SYSTEMS

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
Product sales...................................... $   --   $ 1,162  $ 4,075
Service revenue....................................     --       414    1,204
Contract and other revenue.........................     614    1,520    1,180
                                                    -------  -------  -------
Total revenue......................................     614    3,096    6,459
Operating costs and expenses:
  Cost of product sales............................     --       877    3,498
  Cost of service revenue..........................     --       435    1,071
  Cost of contract and other revenue...............     --       484      437
  Research and development.........................   1,365    1,752    2,035
  Sales and marketing..............................   1,185    1,475    2,758
  General and administrative.......................     420      770    1,085
                                                    -------  -------  -------
Total operating costs and expenses.................   2,970    5,793   10,884
                                                    -------  -------  -------
Loss from operations...............................  (2,356)  (2,697)  (4,425)
Interest income....................................      29       61       86
Interest expense...................................     (53)    (171)    (335)
                                                    -------  -------  -------
Net loss........................................... $(2,380) $(2,807) $(4,674)
                                                    =======  =======  =======
Pro forma net loss per share.......................          $ (0.48) $ (0.79)
                                                             =======  =======
Shares used in computing pro forma net loss per
 share.............................................            5,803    5,934
                                                             =======  =======


                            See accompanying notes.

                        ENACT HEALTH MANAGEMENT SYSTEMS

           STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                TOTAL
                                                                       NOTE                 STOCKHOLDERS'
                         CONVERTIBLE        ADDITIONAL              RECEIVABLE                 EQUITY
                          PREFERRED  COMMON  PAID-IN     DEFERRED      FROM     ACCUMULATED (NET CAPITAL
                            STOCK    STOCK   CAPITAL   COMPENSATION STOCKHOLDER   DEFICIT    DEFICIENCY)
                         ----------- ------ ---------- ------------ ----------- ----------- -------------
Balance at December 31,
 1994...................   $2,398     $ 28     $--        $ --         $--       $ (2,149)     $   277
  Issuance of 125,000
   shares of Common
   Stock for services at
   $0.15 per share......      --        19      --          --          --            --            19
  Issuance of 381,024
   shares of Series C
   convertible Preferred
   Stock for cash at
   $5.25 per share, net
   of issuance costs of
   $24..................    1,976      --       --          --          --            --         1,976
  Deferred compensation
   related to grant of
   stock options........      --       --       100        (100)        --            --           --
  Amortization of
   deferred
   compensation.........      --       --       --           28         --            --            28
  Net loss..............      --       --       --          --          --         (2,380)      (2,380)
                           ------     ----     ----       -----        ----      --------      -------
Balance at December 31,
 1995...................    4,374       47      100         (72)        --         (4,529)         (80)
  Issuance of 50,000
   shares of Common
   Stock upon exercise
   of warrants..........      --         1      --          --          --            --             1
  Issuance of 114,500
   shares of Common
   Stock upon exercise
   of options...........      --        57      --          --          (32)          --            25
  Amortization of
   deferred
   compensation.........      --       --       --           33         --            --            33
  Net loss..............      --       --       --          --          --         (2,807)      (2,807)
                           ------     ----     ----       -----        ----      --------      -------
Balance at December 31,
 1996...................    4,374      105      100         (39)        (32)       (7,336)      (2,828)
  Issuance of 275,373
   shares of Series D
   convertible Preferred
   Stock for cash at
   $12.00 per share, net
   of issuance costs of
   $186.................    3,118      --       --          --          --            --         3,118
  Issuance of 2,400
   shares of Common
   Stock upon exercise
   of options...........      --         1      --          --          --            --             1
  Deferred compensation
   related to grant of
   stock options........      --       --       253        (253)        --            --           --
  Amortization of
   deferred compensation
   .....................      --       --       --           33         --            --            33
  Net loss..............      --       --       --          --          --         (4,674)      (4,674)
                           ------     ----     ----       -----        ----      --------      -------
Balance at December 31,
 1997 ..................   $7,492     $106     $353       $(259)       $(32)     $(12,010)     $(4,350)
                           ======     ====     ====       =====        ====      ========      =======


                            See accompanying notes.

                        ENACT HEALTH MANAGEMENT SYSTEMS

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................... $(2,380) $(2,807) $(4,674)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization....................      49      199      329
  Amortization of deferred compensation............      28       33       33
  Issuance of Common Stock for services............      19      --       --
  Changes in operating assets and liabilities:
    Accounts receivable............................     (53)  (1,109)   1,023
    Inventories....................................     (90)    (134)    (183)
    Deferred financing costs.......................     --       --      (530)
    Other assets...................................     (69)      39      (28)
    Accounts payable, accrued financing costs and
     accrued liabilities...........................     498      154    1,157
    Deferred revenue...............................   2,020     (448)    (851)
                                                    -------  -------  -------
Net cash provided by (used in) operating
 activities........................................      22   (4,073)  (3,724)
                                                    -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net...........     (21)     (34)     (73)
                                                    -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of Preferred and Common
 Stock.............................................   1,976       26    3,119
Proceeds from issuance of notes payable............   1,500    2,000    1,000
Repayment of note payable..........................    (500)     --       --
Principal payments on capital lease obligations....     (33)    (155)    (282)
                                                    -------  -------  -------
Net cash provided by financing activities..........   2,943    1,871    3,837
                                                    -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................   2,944   (2,236)      40
Cash and cash equivalents at beginning of period...     340    3,284    1,048
                                                    -------  -------  -------
Cash and cash equivalents at end of period......... $ 3,284  $ 1,048  $ 1,088
                                                    =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
 ACTIVITIES
Acquisition of equipment with capital lease
 financing......................................... $    84  $   450  $   500
                                                    =======  =======  =======
Deferred compensation related to grant of stock
 options........................................... $   100  $   --   $   --
                                                    =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest............................. $    53  $   110  $   260
                                                    =======  =======  =======
Issuance of Common Stock for stockholder note...... $   --   $    32  $   --
                                                    =======  =======  =======

                            See accompanying notes.

                        ENACT HEALTH MANAGEMENT SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

  ENACT Health Management Systems (the "Company" or "ENACT"), a California corporation is a tele-health monitoring company which collects objective physiological data regarding patients' health states and provides timely low-cost reporting of that information to patients, case managers, clinicians and other members of the care team.

  The Company has funded its operations to date through issuances of Common and Preferred Stock, notes payable, technology licensing arrangements and product sales. In the absence of positive cash flows from operations, management believes that additional funds will be available from public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources in amounts sufficient to fund continuing operations. The Company has limited arrangements with respect to, or sources of, additional financing. Any additional financing may involve substantial dilution to the interest of the Company's stockholders, and any debt financing could result in operational or financial restrictions on the Company. If adequate funds are not available, the Company may be required to substantially reduce its operations, eliminate one or more of its research or development programs or obtain funds through arrangements with corporate partners or others which may require the Company to relinquish certain rights to its technologies or product candidates that it would otherwise seek to retain. There can be no assurance that any additional financing will be available to the Company on acceptable terms or at all.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  The Company invests its excess cash in a money market account which bears minimal risk and is available on demand. The Company has not experienced any realized gains or losses on its cash equivalents. The fair value of the money market account approximates its carrying value at December 31, 1996 and 1997.

CONCENTRATION OF CREDIT RISK

  The Company has sold its products and services directly to major pharmaceutical companies under contractual arrangements and to others through a combination of direct sales, distributors and corporate partners. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Uncollectible accounts receivable have not been significant. Revenues from customers representing 10% or more of total revenue are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                         1995     1996     1997
                                                        -------  -------  -------
     Source:
       Customer A......................................     81%      49%       2%
       Customer B......................................     --       23%       6%
       Customer C......................................     --       --       60%
       Customer D......................................     --       --       15%

                        ENACT HEALTH MANAGEMENT SYSTEMS

INVENTORIES

  Inventory, consisting primarily of finished goods and purchased components, is valued at the lower of cost or market on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three years.

REVENUE RECOGNITION

  Revenues from the sale of monitoring devices are recognized upon shipment. Revenues from monitoring services are recognized as the services are performed over the contract term. Revenues from collaborations with corporate partners are recognized as the Company fulfills its obligations under the related contracts (see Note 2). Deferred revenue primarily represents unrecognized contract and service revenue.

STOCK-BASED COMPENSATION

  The Company has elected to continue to use the intrinsic value method of accounting for stock-based compensation, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and thus recognizes no compensation expense for options granted with exercise prices that are not less than the fair value of the Company's Common Stock on the date of grant.

NET LOSS PER SHARE

  Effective December 31, 1997, the Company adopted statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.

  In accordance with SFAS 128, basic net loss per share has been computed using the weighted-average number of shares of Common Stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the 12-month period prior to the initial filing of the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options at the estimated public offering price), even though the effect is anti-dilutive as a result of the Company's net loss position.

  Pro forma net loss per share as presented in the Statement of Operations has been computed as described above and also gives effect to the conversion of the convertible Preferred Stock not included in the above calculation that will automatically convert upon completion of the Company's initial public offering (using the as-if converted method) from the original date of issuance.

                        ENACT HEALTH MANAGEMENT SYSTEMS

  A reconciliation of shares used in the calculation of basic net loss per share and pro forma net loss per share follows:

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Net loss................................  $(2,380,000) $(2,807,000) $(4,674,000)
                                          ===========  ===========  ===========
Weighted average shares of Common Stock
 outstanding............................    2,192,033    2,259,516    2,390,237
Shares related to Staff Accounting
 Bulletin topic 4D:
  Stock options.........................      153,818      153,818      153,818
  Preferred Stock.......................      462,164      462,164      462,164
                                          -----------  -----------  -----------
Shares used in computing net loss per
 share..................................    2,808,015    2,875,498    3,006,219
                                          ===========  ===========  ===========
Net loss per share......................  $     (0.85) $     (0.98) $     (1.55)
                                          ===========  ===========  ===========
Pro Forma
Calculation of shares outstanding for
 computing pro forma net loss per share:
  Shares used in computing net loss per
   share................................                 2,875,498    3,006,219
  Adjusted to reflect the effect of the
   assumed conversion of Preferred
   Stock................................                 2,927,369    2,927,369
                                                       -----------  -----------
Shares used in computing pro forma net
 loss per share.........................                 5,802,867    5,933,588
                                                       ===========  ===========
Pro forma net loss per share............               $     (0.48) $     (0.79)
                                                       ===========  ===========

  Diluted net loss per share has not been presented as, due to the Company's net loss position, it is anti-dilutive. Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of pro forma net loss per share as well as an additional 590,924 shares related to the Company's outstanding stock options and warrants (as determined using the treasury stock at the estimated public offering price) and 171,788 shares related to convertible notes payable. See also Note 5 for a description of contingently convertible notes payable.

2. DEVELOPMENT AND MARKETING AGREEMENTS

  In August 1995, the Company entered into an agreement with ALZA Corporation ("ALZA"), under which ALZA will promote certain products and services provided by the Company to customers in the managed care industry and to third-party payors. Under the agreement, the Company shall pay ALZA a commission on net sales until the agreement terminates on March 31, 2001, or after termination under certain conditions. During the years ended December 31, 1996 and 1997, the Company recognized commission expense of $88,000 and $335,000, respectively, pursuant to this agreement. At December 31, 1996 and 1997, the Company owed $70,000 and $127,000 to ALZA related to commissions. In conjunction with this arrangement, ALZA purchased 381,024 shares of Series C convertible Preferred Stock and, subject to the satisfaction of certain conditions, made available to the Company a $2.0 million line of credit (see
Note 5).

  In September and November 1995, the Company entered into agreements with Teijin, Ltd. ("Teijin") under which the Company agreed to license its monitoring technology in the asthma field for evaluation and clinical trial purposes in Japan. In exchange, the Company received non-refundable payments of $2.5 million which are being recognized as revenue as the Company's obligations under the contract are fulfilled, including delivery of computer equipment, related technology and technical support. The Company may also receive up to $2.0 million upon the achievement of certain milestones by Teijin, including the negotiation of a distribution agreement between the parties. No milestone payments have been earned or received to date. During the years ended

                        ENACT HEALTH MANAGEMENT SYSTEMS

December 31, 1995, 1996 and 1997, revenue totaling $500,000, $1.5 million and $156,000, respectively, was recognized pursuant to this agreement. At December 31, 1997, $324,000 is included in deferred revenue. During 1996, the Company paid a $250,000 commission related to this contract to a firm in which one of the Company's directors is a partner.

  In July 1997, the Company entered into an agreement with LifeScan, Inc., a subsidiary of Johnson & Johnson ("LifeScan"), under which LifeScan will develop, market and distribute various products and services which utilize the Company's health monitoring and reporting systems in the diabetes field. Under the agreement, the Company will complete pre-commercial development of its diabetes product, manufacture a specified number of pilot production units, and provide pre-commercial monitoring and reporting services for a specified number of patients. In exchange, the Company is entitled to receive $1.8 million, of which $1.0 million was received and recognized as revenue upon completion of certain pre-commercial development activities and the delivery of the pilot production units in 1997. The remaining $800,000 was received in January 1998 and will be recognized as revenues as the Company fulfills its obligations to provide pre-commercial monitoring and reporting services under the agreement. Additionally, the Company issued 250,000 shares of Series D Preferred Stock at $12.00 per share to Johnson & Johnson for gross proceeds of $3.0 million (see Note 6).

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
     Furniture and fixtures.................................... $    4  $    10
     Computers and purchased software..........................    737    1,165
                                                                ------  -------
                                                                   741    1,175
     Less accumulated depreciation.............................   (306)   (496)
                                                                ------  -------
     Property and equipment, net............................... $  435  $   679
                                                                ======  =======

  Computers and purchased software include approximately $1.0 million recorded under capital leases at December 31, 1997 ($628,000 at December 31, 1996). The related accumulated amortization totaled approximately $444,000 at December 31, 1997 ($231,000 at December 31, 1996).

4. COMMITMENTS

OPERATING LEASE COMMITMENTS

  The Company leases its facilities under agreements expiring in October 1998. Rent expense was approximately $48,000, $115,000 and $189,000 for the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, minimum rental payments under operating leases were as follows:

                                                                  (IN THOUSANDS)
        1998.....................................................      $123
        1999.....................................................        10
                                                                       ----
                                                                       $133
                                                                       ====

CAPITAL LEASE OBLIGATIONS

  The Company leases certain equipment under noncancelable capital leases. Obligations under capital leases represent the present value of future noncancelable rental payments under various lease agreements. Upon completion of each lease, the Company has the option to renew the lease or purchase the equipment for $1.00.

                        ENACT HEALTH MANAGEMENT SYSTEMS

  Future minimum lease payments under capital leases are as follows at December 31, 1997:

                                                                  (IN THOUSANDS)
     Fiscal year ended
       1998......................................................      $388
       1999......................................................       255
       2000......................................................        74
                                                                       ----
     Total minimum lease payments................................       717
     Less amount representing interest...........................       (76)
                                                                       ----
     Present value of net minimum lease payments.................       641
     Less current portion........................................       332
                                                                       ----
     Long-term portion...........................................      $309
                                                                       ====

PURCHASE COMMITMENTS

  The Company's monitoring devices and reporters are currently manufactured by a single supplier with significant operations in Asia. While alternate sources of supply exist, in the event of the discontinuance of the supplier relationship, the Company would be required to locate and qualify a new supplier or suppliers, which could take up to several months. Purchase commitments for inventory at December 31, 1997 were approximately $244,000. The Company expects to take delivery of such inventory during the first quarter of 1998.

5. CREDIT FACILITIES

  The Company has a $2.0 million line of credit with ALZA (see Note 2), all of which was outstanding at December 31, 1996 and 1997. Borrowings under the line of credit must be repaid by June 30, 2000. Interest is payable quarterly at the then current prime rate (8.5% at December 31, 1997). During 1996, the line of credit was modified to permit ALZA to convert $1.0 million of outstanding borrowings under the line of credit into shares of Series C Preferred Stock. The initial $250,000 of the convertible portion of the line of credit is convertible at any time by the lender into 36,164 shares of Series C Preferred Stock. The remaining $750,000 is convertible at any time after June 30, 1997 into 135,624 shares of Series C Preferred Stock. The interest rate on the $1.0 million of convertible borrowings increased to prime plus 1.75% on June 30, 1997.

  In October 1996, the Company established $2.0 million of credit facilities with two stockholders. The credit facilities were originally due to expire on December 31, 1997, but in November 1997 were extended to December 31, 1998. At December 31, 1996 and 1997, $1.0 million and $2.0 million, respectively, of borrowings were outstanding under the credit facilities. The credit facilities are subordinated to the outstanding borrowings described in the paragraph above and bear interest at the prime rate. The borrowings become convertible into the class of equity securities issued in an offering by the Company which generates gross proceeds to the Company of at least $10.0 million (a "Qualified Offering"). Initially, the borrowings were to become convertible at 80% of the price per share paid in a Qualified Offering, however in connection with the November 1997 extension of the credit facilities, the conversion price was modified for borrowings outstanding as of that date ($1.0 million) to 50%, and for any new borrowings to 75%, of the price paid in a Qualified Offering. In no case will the conversion price be less than $6.00 per share. To the extent that the value of the shares issuable upon conversion of the outstanding borrowings exceeds the carrying value of such borrowings, then the difference will be recognized as an imputed, non-cash charge to interest expense. Thus if the Company's proposed initial public offering (the "Offering") is consummated at an $11.00 per share price, the $2.0 million of outstanding borrowings will become convertible into approximately 288,000 shares of Common Stock with a market value of $3.2 million, resulting in an imputed, non-cash interest charge of $1.2 million which will be recognized upon

                        ENACT HEALTH MANAGEMENT SYSTEMS
the closing of the Offering. On December 31, 1997, one of the lenders increased the credit facility by $500,000 which remains available for borrowing at an interest rate of LIBOR plus 2.5% (8.5% at December 31, 1997). Simultaneously the lender amended the interest rate on $500,000 of outstanding borrowings to LIBOR plus 2.5%.

  The carrying value of the above obligations approximate their fair value based on prevailing interest rates.

6. STOCKHOLDERS' EQUITY

  In November 1997, the Board of Directors authorized the Company to proceed with the Offering of the Company's Common Stock. If the Offering is consummated under the terms presently anticipated, including an assumed offering price of $11.00 per share, all of the outstanding Preferred Stock at December 31, 1997 will automatically convert into 3,389,533 shares of Common Stock. The conversion price of outstanding shares of Series D Preferred Stock is dependent on the initial public offering price as discussed below. Unaudited pro forma stockholders' equity (net capital deficiency), as adjusted for the assumed conversion of all outstanding shares of Convertible Preferred Stock and for the assumed exercise of warrants to purchase 131,420 shares of Convertible Preferred Stock which terminate upon completion of the Offering, and their related conversion to Common Stock is set forth on the accompanying balance sheet. Concurrent with the closing of the Offering, the Company intends to reincorporate in the State of Delaware and to file Articles of Incorporation which authorize the issuance of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.

CONVERTIBLE PREFERRED STOCK

  Convertible preferred stock consists of the following at December 31, 1997:

                                                         LIQUIDATION    TOTAL
                                    SHARES     SHARES    PREFERENCE  LIQUIDATION
     DESIGNATION                  AUTHORIZED OUTSTANDING  PER SHARE  PREFERENCE
     -----------                  ---------- ----------- ----------- -----------
     Series A....................  2,340,160  2,325,960    $0.704    $1,638,000
     Series B....................    220,385    220,385    $ 3.63       800,000
     Series C....................    684,231    381,024    $5.249     2,000,000
     Series D....................    550,746    275,373    $12.00     3,304,000
     Undesignated................  6,204,478        --                      --
                                  ----------  ---------              ----------
                                  10,000,000  3,202,742              $7,742,000
                                  ==========  =========              ==========

  Each share of Preferred Stock is convertible, at the option of the holder, into a share of Common Stock, on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances, stock splits or stock dividends. The conversion price for the Series D Preferred Stock will be adjusted based upon the date of the closing of a Qualified Offering and the price per share paid in such offering. If the Offering closes on or prior to February 20, 1998, the outstanding shares of Series D Preferred Stock will convert into Common Stock at a price equal to 65% of the price received in such offering. If the Offering closes after February 20, 1998, the outstanding shares of Series D Preferred Stock will convert into Common Stock at a price equal to 50% of the price received in such offering. In no event will the conversion price be less than $5.25 per share. To the extent the adjusted conversion price results in the holders of Series D Preferred Stock receiving in excess of 275,373 shares of Common Stock upon conversion, then the fair value of the incremental shares is deemed to be the equivalent of a preferred stock dividend. Any such deemed dividend will be recorded at the time of conversion by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity (net capital deficiency). There will be no effect on net income (loss) from the conversion. However, the amount will reduce the income allocable to Common Stock, or increase the loss allocable to Common Stock, in the calculation of net income
(loss) per share in the period of the conversion. If the Company's proposed initial public offering is consummated prior to February 20, 1998 at an $11.00 per share price, the Series D Preferred

                        ENACT HEALTH MANAGEMENT SYSTEMS

Stock will convert into 462,164 shares of Common Stock with a market value of $5.1 million, resulting in a deemed non-cash dividend of $1.8 million. Additionally, shares of Preferred Stock automatically convert into Common Stock upon completion of an underwritten public offering of Common Stock under the Securities Act of 1933 in which the Company receives at least $10.0 million in gross proceeds and the price per share is at least $7.50 (subject to adjustment for a recapitalization, stock splits or stock dividends).

  Series D preferred stockholders are entitled to receive a stock dividend of one share of Series D Preferred Stock if the Company has not completed a Qualified Offering within 210 days following the date of the first issuance of any Series D Preferred Stock (the "Series D Stock Dividend"), or February 20, 1998. Should the Series D Stock Dividend occur prior to the close of a Qualified Offering, the formula by which the Series D Preferred Stock conversion price is determined will be modified such that the number of shares of Common Stock issuable upon conversion will be unchanged as a result of the dividend. Series A, B, C and D preferred stockholders are entitled to annual noncumulative dividends, before and in preference to any dividends paid on Common Stock, when and as declared by the board of directors. No dividends have been declared.

  The Series A, B, C and D preferred stockholders are entitled to receive, upon liquidation or certain merger transactions, a distribution of $0.704, $3.63, $5.249 and $12.00 ($6.00 per share after the Series D stock dividend) per share, respectively (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per-share basis among the common stockholders and the Series A, B, C and D preferred stockholders, on an as-converted basis.

  If, upon liquidation or certain merger transactions, the assets and funds distributed among the preferred stockholders are insufficient to permit the payment to which they are entitled as set forth above, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A, B, C and D Preferred Stock in proportion to the aggregate preferential amounts owed to each such holder.

  The Series A, B, C and D preferred stockholders have voting rights substantially equal to the common shares they would own upon conversion. The holders of Series A Preferred Stock, voting together as a class, are entitled to elect one director. The holders of Series B, C and D Preferred Stock also enjoy certain preferential voting rights in the event of a liquidation, dissolution or winding up of the Company.

  After the earlier of August 29, 1998 or six months after the effective date of the first registration statement for a public offering of the Company's securities, a majority of the preferred stockholders may request the Company file a registration statement covering the registration of at least 50% of the registrable securities outstanding, as defined in the Amended and Restated Rights Agreement.

COMMON STOCK

  Certain outstanding common shares are subject to the Company's right of repurchase which generally expires ratably over three years from date of issuance. At December 31, 1996 and 1997, 65,222 and 18,232 shares were subject to repurchase at their original issue prices.

  The Company has reserved shares of Common Stock for issuance as follows:

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
     Outstanding stock options.....................................    783,529
     Future grants of stock options................................    816,571
     Outstanding Common Stock warrants.............................     60,000
     Conversion of Preferred Stock and warrants....................  3,688,213
     Conversion of notes payable to stockholders...................    505,121
                                                                     ---------
                                                                     5,853,434
                                                                     =========

                        ENACT HEALTH MANAGEMENT SYSTEMS

  Common Stock reserved for issuance upon the conversion of Series D Preferred Stock and the notes payable to stockholders is based on the maximum number of shares issuable upon conversion.

  In November 1997, the Board of Directors adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan"), and reserved 200,000 shares of issuance thereunder. Under the terms of the Purchase Plan, employees may purchase shares of Common Stock at the lower of 85% of fair market value at the beginning or end of the applicable offering period. The Purchase Plan will become effective following the consummation of the Offering.

WARRANTS

  In 1993, the Company issued two warrants to a consultant and a vendor to purchase a total of 12,000 shares of Common Stock at an exercise price of $0.02 per share. One of the warrants was fully exercised during fiscal 1996 for 10,000 shares of Common Stock. The other warrant expires in August 2000. In 1994, the Company issued two warrants to a consultant to purchase a total of 40,000 shares of Common Stock at an exercise price of $0.02 per share. These warrants were fully exercised during fiscal 1996.

  In April 1995, the Company issued a warrant to a lender to purchase 95,256 shares of Series C Preferred Stock at an exercise price of $4.199 per share. The warrant expires on the earliest to occur of April 14, 2000 or the consummation of an underwritten public offering of the Common Stock of the Company. In September 1995, in connection with a line of credit, the Company issued a warrant to purchase 72,327 shares of Series C Preferred Stock at an exercise price of $6.913 per share. The warrant expires on the earliest to occur of December 31, 2003, a change in control, sale or transfer of substantially all of the assets of the Company or the consummation of an underwritten public offering of the Common Stock of the Company. The fair value of the warrants was determined to be immaterial and was not recorded. During 1996, warrants to purchase 36,163 shares of Series C Preferred Stock were canceled.

  In July and September 1996, the Company issued warrants to purchase a total of 58,000 shares of Common Stock at an exercise price of $0.50 per share to various third parties including a lender. The warrants expire at various dates in 2001.

  At December 31, 1997, the warrants outstanding have a weighted average exercise price of $3.55 and a weighted average remaining contractual life of 41 months.

1995 AND 1997 STOCK OPTION PLANS

  In March 1995, the board of directors adopted the 1995 Stock Option Plan (the "1995 Plan") which provides for issuance of Common Stock options to employees, consultants and directors. Incentive stock options may be granted under the 1995 Plan with exercise prices not less than the fair value, and nonstatutory options may be granted with exercise prices of no less than 85% of the fair value of the Company's Common Stock on the date of the grant, as determined by the board of directors. Options become exercisable as determined by the board of directors (generally over four years) and expire after ten years.

  In March 1997, the board of directors adopted the 1997 Stock Option Plan (the "1997 Plan") which provides for issuance of Common Stock options to employees, consultants and directors. Incentive stock options may be granted under the 1997 Plan with exercise prices of not less than the fair value, nonstatutory options may be granted with exercise prices of no less than 85% of the fair value, and 10% owner options may be granted with exercise prices of no less than 110% of the fair value of the Company's Common Stock on the date of the grant, as determined by the board of directors. A 10% owner option means options granted to an optionee who, at the date of the grant, owns stock possessing more than 10% of the total combined voting power of all classes

                        ENACT HEALTH MANAGEMENT SYSTEMS
of stock of the Company. Options are immediately exercisable, however shares issued pursuant to options are subject to the Company's right of repurchase which lapses over periods determined by the board of directors (generally over three years) and expire after ten years. Shares previously reserved for grant under the 1995 Plan are available for grant under the terms of the 1997 Plan.

  In November 1997, the Board of Directors adopted, subject to stockholder approval, the 1997 Directors' Stock Option Plan (the "Directors' Plan") and reserved 125,000 shares of Common Stock for issuance thereunder. The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to nonemployee directors of the Company. The Directors' Plan is effective upon the closing of the Offering and no options have been granted under the Directors' Plan. The Board of Directors also approved, subject to stockholder approval, a 650,000 share increase in the number of shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan.

  Activity under the option plans is as follows:

                                                       OUTSTANDING OPTIONS
                                                     -------------------------
                                                                  WEIGHTED-
                                          AVAILABLE   NUMBER       AVERAGE
                                          FOR GRANT  OF SHARES  EXERCISE PRICE
                                          ---------  ---------  --------------
     Options authorized..................  600,000        --           --
     Options granted at exercise prices
      equal to fair value................ (503,000)   503,000       $ 0.22
                                          --------   --------
   Balance at December 31, 1995..........   97,000    503,000       $ 0.22
     Options authorized..................  200,000        --           --
     Options granted at exercise prices
      equal to fair value................  (54,000)    54,000       $0.50
     Options granted at exercise prices
      greater than fair value             (131,000)   131,000       $5.00
     Options exercised...................      --    (114,500)      $0.50
                                          --------   --------
   Balance at December 31, 1996..........  112,000    573,500       $1.29
     Options authorized..................  792,000        --           --
     Options granted at exercise prices
      equal to fair value................ (231,000)   231,000       $5.00
     Options exercised...................      --      (2,400)      $0.50
     Options canceled....................   18,571    (18,571)      $2.69
                                          --------   --------
   Balance at December 31, 1997..........  691,571    783,529       $2.35
                                          ========   ========

  At December 31, 1997 508,517 shares underlying unexercised options were no longer subject to the Company's right of repurchase. Stock options outstanding at December 31, 1997 had exercise prices and remaining contractual lives as follows:

                       OUTSTANDING OPTIONS
        -----------------------------------------------------------
                                                     WEIGHTED-                   UNDERLYING
                                                      AVERAGE                    SHARES NOT
        EXERCISE           NUMBER                    REMAINING                   SUBJECT TO
         PRICES           OF SHARES               CONTRACTUAL LIFE               REPURCHASE
        --------          ---------               ----------------               ----------
                                              (IN YEARS)
         $0.15             400,000                      7.16                      366,667
         $0.50              30,584                      8.19                       16,332
         $5.00             352,945                      9.23                      125,518
                           -------                                                -------
                           783,529                                                508,517
                           =======                                                =======

                        ENACT HEALTH MANAGEMENT SYSTEMS

  During 1996, the Company adopted SFAS 123. SFAS 123 is applicable only for options granted subsequent to December 31, 1994 and therefore, its pro forma effect will not be fully realized until 1998. In future years, the application of SFAS 123 may result in a pro forma net loss which is materially different from actual reported results. The fair value of stock options granted in 1995, 1996 and 1997 was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rates for 1995, 1996 and 1997 of 6.30%, 5.74% and 5.5%, respectively, an expected option life of three years, and no dividends. The weighted-average fair value of options granted in 1995, 1996 and 1997 was $0.03, $0.05 and $2.01 per share. The weighted-average fair value of options granted in 1996 at exercise prices in excess of fair value was negligible. For purposes of pro forma disclosures, the estimated fair value of options is amortized to pro forma net income (loss) over the options' vesting period. The Company's pro forma net loss and pro forma net loss per share were $4.8 million and $0.81 for the year ended December 31, 1997. The effect of applying the minimum value method to value options and stock purchase rights granted to employees in 1995 and 1996 did not result in a pro forma net loss materially different from the historical amounts reported. Therefore, such pro forma information has not been presented.

7. INCOME TAXES

  At December 31, 1997, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $10.4 million and $4.1 million, respectively. At December 31, 1997, the Company also has federal and California research and development tax credit carryforwards of approximately $288,000. The federal net operating loss and credit carryforwards expire at various dates beginning in the year 2007 through 2012, if not utilized. The State of California net operating losses will expire at various dates beginning in 1997 through 2002, if not utilized.

  Utilization of the Company's net operating loss carryforwards and credits may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                                                          (IN THOUSANDS)
     Net operating loss carryforward................. $ 2,500,000  $ 3,770,000
     Research and development credit carryforward....     200,000      288,000
     Deferred revenue................................     200,000      395,000
     Other...........................................         --       277,000
                                                      -----------  -----------
     Total deferred tax assets.......................   2,900,000    4,730,000
     Valuation allowance.............................  (2,900,000)  (4,730,000)
                                                      -----------  -----------
     Net deferred tax assets......................... $       --   $       --
                                                      ===========  ===========

  The valuation allowance increased by $984,000, $1,050,000 and $1,830,000 for the fiscal years ended 1995, 1996 and 1997, respectively.

                            BETTER INFORMATION--
                            BETTER UNDERSTANDING

                  [Picture of a smiling child with a doctor]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN, OR MADE, SUCH INFORMATION REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HERE-BY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  14
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  22
Management...............................................................  37
Certain Transactions.....................................................  43
Principal Stockholders...................................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Additional Information...................................................  52
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL       , 1998, (25 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DE-LIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,000,000 SHARES


                             [LOGO OF ENACT LOGO]

                                 COMMON STOCK

                                    -------

                                  PROSPECTUS

                                       , 1998

                                    -------

                             SALOMON SMITH BARNEY
                                LEHMAN BROTHERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
      Registration fee................................................ $ 12,546
      NASD filing fee.................................................    4,640
      Nasdaq National Market fee......................................   39,782
      Blue sky qualification fees and expenses........................   15,000
      Printing and engraving expenses.................................  140,000
      Legal fees and expenses.........................................  250,000
      Accounting fees and expenses....................................  150,000
      Transfer agent and registrar fees...............................    1,500
      Miscellaneous...................................................  136,532
                                                                       --------
        Total......................................................... $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  The Registrant's Certificate of Incorporation includes provisions eliminating a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The Registrant's Bylaws provide generally for indemnification of officers, directors, agents and employees of the Registrant to the extent authorized by the General Corporation Law of the State of Delaware.

  The Registrant anticipates that it will enter into indemnification agreements (Exhibit 10.1) with directors. These agreements will provide substantially broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant's Bylaws. The proposed indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Registrant but would be offset by the Registrant's obligations to the director or officer under the indemnification agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since January 1, 1994, the Registrant has sold the following unregistered securities:

    (1) In June 1994, the Registrant issued warrants to purchase 40,000 shares of Common Stock at an exercise price of $0.02 per share to a sophisticated investor as consideration for consulting services previously provided to the Registrant by the investors. These warrants were exercised in 1996.

    (2) In September 1994, the Registrant sold 14,200 shares of Series A Preferred Stock to GCW&F Partners I for aggregate cash consideration of $10,000.

    (3) In September 1994, the Registrant sold 220,385 shares of Series B Preferred Stock to two sophisticated foreign investors for aggregate cash consideration of $800,000.

    (4) In April 1995, the Registrant sold 125,000 shares of Common Stock to employees of the Registrant in return for promissory notes in the aggregate amount of $18,750. Said promissory notes were canceled by the Registrant pursuant to their terms upon the completion by the employees of four months employment with the Registrant.

    (5) In April 1995, the Registrant issued warrants to purchase 95,256 shares of Series C Preferred Stock at an exercise price of $4.20 per share to a sophisticated investor as consideration for a loan made to the Registrant by said investor.

    (6) In July 1996, the Registrant issued two warrants to purchase 40,000 shares of Common Stock at an exercise price of $0.50 per share to sophisticated investors as consideration for services provided by a vendor and customer.

    (7) In September 1995, the Registrant sold 381,024 shares of Series C Preferred Stock in return for aggregate cash consideration of $1,999,995, and issued a warrant to purchase an additional 72,327 shares of Series C Preferred Stock at an exercise price of $6.913 per share to ALZA Corporation. In August 1996, the Registrant cancelled 36,163 shares subject to such warrant.

    (8) In August 1996, the Registrant issued a Convertible Promissory Note to ALZA Corporation in the amount of $1,000,000, which will be convertible upon the completion of this offering into 171,788 shares of Common Stock at a weighted average price of $5.82 per share.

    (9) In September 1996, the Registrant issued warrants to purchase 18,000 shares of Common Stock at an exercise price of $0.50 per share to sophisticated investors in connection with the issuance of the warrants described in (5) above.

    (10) In October 1996, the Registrant issued to two sophisticated investors Convertible Promissory Notes which were amended in November and December 1997, to increase the aggregate amount of loan commitments from $2,000,000 to $2,500,000 of which $2,000,000 is outstanding. Such outstanding borrowings will become convertible upon the completion of this offering into 287,878 shares of Common Stock (or 348,484 shares of Common Stock if the Company draws down the entire $2,500,000) at a weighted average price of $6.95 per share.

    (11) In July 1997, the Registrant sold 275,373 shares of Series D Preferred Stock to Johnson & Johnson Development Corp. and ALZA Corporation for aggregate cash consideration of $3,304,476, or $12 per share. If this offering closes on or prior to February 20, 1998, these shares will convert into 462,164 shares of Common Stock. If this offering closes after February 20, 1998, these shares will convert into 600,813 shares of Common Stock.

    (12) From March 1995 to December 31, 1997, the Registrant issued options to purchase an aggregate of 919,000 shares of Common Stock under the Company's stock option plans, of which options to purchase 116,900 shares have been exercised at a weighted average exercise price of $2.119 per share.

  (b) The issuances of securities described in Item 15(a)(1) through (13) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuance's of securities described in Item 15(a)(14) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following is a list of exhibits filed herewith as part of this amendment to the Registration Statement.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
  1.1*   Form of Underwriting Agreement.
  2.1*+  Form of Agreement and Plan of Merger between ENACT Health Management
         Systems, a California corporation, and ENACT Health Management
         Systems, a Delaware Corporation.
  3.1    Amended and Restated Articles of Incorporation of ENACT Health
         Management Systems, a California Corporation.
  3.2    Certificate of Incorporation of ENACT Health Management Systems, a
         Delaware corporation.
  3.3    Bylaws of ENACT Health Management Systems, a California corporation.
  3.4    Bylaws of ENACT Health Management Systems, a Delaware corporation.
  4.1*   Form of certificate for Common Stock.
  5.1    Legal Opinion of Gray Cary Ware & Freidenrich, a Professional
         Corporation, with respect to the Common Stock being registered.
 10.1    Form of Indemnity Agreement for officers and directors.
 10.2    The Registrant's 1995 Stock Option Plan, form of Incentive Stock
         Option Agreement and form of Nonstatutory Stock Option Agreement thereunder.
 10.3    The Registrant's 1997 Stock Option Plan form of Nonstatutory Stock
         Option Agreement and form of Incentive Stock Option Agreement thereunder.
 10.4    The Registrant's 1997 Directors' Stock Option Plan.
 10.5    The Registrant's 1997 Employee Stock Purchase Plan and form of
         Subscription Agreement thereunder.
 10.6    Amended and Restated Rights Agreement dated August 29, 1996, as amended.
 10.7*   Convertible Note issued by ENACT Health Management Systems to R.D.
         Merrill Associates II dated October 17, 1996, as amended.
 10.8*   Convertible Note issued by ENACT Health Management Systems Health
         Management Systems to ALZA Corporation dated August 30, 1996, as amended.
 10.9*   Convertible Note issued by ENACT Health Management Systems to Nippon
         Enterprise Development Corp. dated October 21, 1996, as amended.
 10.10   Form of Warrant to Purchase Common Stock (the "Form") issued by ENACT
         Health Management Systems (see Amended Schedule A in Exhibit 10.10 for
         a list of other documents omitted from this Index and a statement of the material details in which such documents differ from the Form).
 10.11*  Warrant to Purchase Series C Preferred Stock issued by ENACT Health
         Management Systems to ALZA Corporation dated August 30, 1996, as amended.
 10.12*  Form of Warrant to Purchase Series C Preferred Stock ("Form of
         Warrant") issued by ENACT Health Management Systems (see Schedule A in
         Exhibit 10.12 for a list of other documents omitted from this Index to
         Exhibits and a statement of the material details in which such documents differ from the Form of Warrant).
 10.13   Employment Agreement by and between ENACT Health Management Systems and Gilbert S. Mott dated March 1, 1995.
 10.14   Offer Letter by ENACT Health Management Systems to Henry Evans dated
         September 8, 1995.
 10.15   Consulting Agreement by and between ENACT Health Management Systems and Wayne Wager Cascadia Ventures dated December 1, 1996.
 10.16*+ Memorandum by and between ENACT Health Management Systems and Teijin
         Ltd. dated September 21, 1995.
 10.17+  Agreement by and between ENACT Health Management Systems and Teijin
         Ltd. dated November 21, 1995.
 10.18*+ Operating Agreement by and between ENACT Health Management Systems and
         ALZA Corporation dated August 29, 1995.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
 10.19*+ Development and Marketing Agreement by and between ENACT Health
         Management Systems and LifeScan, Inc. dated July 25, 1997.
 10.20   Lease Agreement between ENACT Health Management Systems and El Camino
         Office Investments dated September 19, 1995.
 10.21   Lease Agreement between ENACT Health Management Systems and North
         Hills Property, Inc.
 11.1    Statement of Computation of Net Loss Per Share.
 21.1    List of Subsidiaries of ENACT Health Management Systems (none).
 23.1    Consent of Ernst & Young LLP, Independent Auditors (See page II-6).
 23.2    Consent of Gray Cary Ware & Freidenrich, a Professional Corporation,
         (included in Exhibit 5.1).
 24.1    Power of Attorney.
 27.1*   Financial Data Schedule.

--------

*  Filed with this Amendment 3. Exhibits not marked have been previously filed.

+ As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of this offering.
+ Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of Exhibit have been omitted and are marked by an asterisk.

  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts has been included at S-1. Other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 5th day of February 1998.

                                          Enact Health Management Systems

                                                   /s/ Henry Evans
                                          By: _________________________________
                                                        HENRY EVANS
                                                  CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 5, 1998 by the following persons in the capacities indicated.

              SIGNATURE                                   TITLE

          Matthew Sanders*                Chairman of the Board, President and
-------------------------------------      Chief Executive Officer (Principal
          (MATTHEW SANDERS)                Executive Officer)

                                          Vice-President--Finance, Chief
        /s/ Henry Evans                    Financial Officer (Principal
-------------------------------------      Financial and Accounting Officer)
            (HENRY EVANS)

           Chris Tacklind*                Director
-------------------------------------
          (CHRIS TACKLIND)

          Gilbert S. Mott*                Director
-------------------------------------
          (GILBERT S. MOTT)

            Wayne Wager*                  Director
-------------------------------------
            (WAYNE WAGER)

         A. Crawford Cooley*              Director
-------------------------------------
        (A. CRAWFORD COOLEY)

            Ernest Mario*                 Director
-------------------------------------
           (ERNEST MARIO)

         /s/ Henry Evans
*By: ________________________________
    HENRY EVANS, ATTORNEY-IN-FACT

                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 6, 1998, in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of ENACT Health Management Systems for the registration of 3,450,000 shares of its common stock.

  Our audits also included the financial statement schedule of ENACT Health Management Systems listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Palo Alto, California

February 5, 1998

                        ENACT HEALTH MANAGEMENT SYSTEMS

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           BALANCE AT THE CHARGED TO            BALANCE AT THE
                            BEGINNING OF  COSTS AND               END OF THE
DESCRIPTION                  THE PERIOD    EXPENSES  WRITE-OFFS     PERIOD
-----------                -------------- ---------- ---------- --------------
                                             (IN THOUSANDS)
Allowance for doubtful
 accounts:
  Year ended December 31,
   1994...................      $ --         $ --       $ --         $ --
  Year ended December 31,
   1995...................      $ --         $  2       $ --         $  2
  Year ended December 31,
   1996...................      $  2         $ 77       $ --         $ 79
  Year ended December 31,
   1997...................      $ 79         $(28)      $(12)        $ 39

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.1*   Form of Underwriting Agreement.
  2.1*+  Form of Agreement and Plan of Merger between ENACT Health Management
         Systems, a California corporation, and ENACT Health Management
         Systems, a Delaware Corporation.
  3.1    Amended and Restated Articles of Incorporation of ENACT Health
         Management Systems, a California Corporation.
  3.2    Certificate of Incorporation of ENACT Health Management Systems, a
         Delaware corporation.
  3.3    Bylaws of ENACT Health Management Systems, a California corporation.
  3.4    Bylaws of ENACT Health Management Systems, a Delaware corporation.
  4.1*   Form of certificate for Common Stock.
  5.1    Legal Opinion of Gray Cary Ware & Freidenrich, LLP, with respect to the Common Stock being registered.
 10.1    Form of Indemnity Agreement for officers and directors.
 10.2    The Registrant's 1995 Stock Option Plan, form of Incentive Stock
         Option Agreement and form of Nonstatutory Stock Option Agreement thereunder.
 10.3    The Registrant's 1997 Stock Option Plan form of Nonstatutory Stock
         Option Agreement and form of Incentive Stock Option Agreement thereunder.
 10.4    The Registrant's 1997 Directors' Stock Option Plan.
 10.5    The Registrant's 1997 Employee Stock Purchase Plan and form of
         Subscription Agreement thereunder.
 10.6    Amended and Restated Rights Agreement dated August 29, 1996, as amended.
 10.7*   Convertible Note issued by ENACT Health Management Systems to R.D.
         Merrill Associates II dated October 17, 1996, as amended.
 10.8*   Convertible Note issued by ENACT Health Management Systems Health
         Management Systems to ALZA Corporation dated August 30, 1996, as amended.
 10.9*   Convertible Note issued by ENACT Health Management Systems to Nippon
         Enterprise Development Corp. dated October 21, 1996, as amended.
 10.10   Form of Warrant to Purchase Common Stock (the "Form") issued by ENACT
         Health Management Systems (see Amended Schedule A in Exhibit 10.10 for
         a list of other documents omitted from this Index and a statement of the material details in which such documents differ from the Form).
 10.11*  Warrant to Purchase Series C Preferred Stock issued by ENACT Health
         Management Systems to ALZA Corporation dated August 30, 1996, as amended.
 10.12*  Form of Warrant to Purchase Series C Preferred Stock ("Form of
         Warrant") issued by ENACT Health Management Systems (see Schedule A in
         Exhibit 10.12 for a list of other documents omitted from this Index to
         Exhibits and a statement of the material details in which such documents differ from the Form of Warrant).
 10.13   Employment Agreement by and between ENACT Health Management Systems and Gilbert S. Mott dated March 1, 1995.
 10.14   Offer Letter by ENACT Health Management Systems to Henry Evans dated
         September 8, 1995.
 10.15   Consulting Agreement by and between ENACT Health Management Systems and Wayne Wager Cascadia Ventures dated December 1, 1996.
 10.16*+ Memorandum by and between ENACT Health Management Systems and Teijin
         Ltd. dated September 21, 1995.
 10.17+  Agreement by and between ENACT Health Management Systems and Teijin
         Ltd. dated November 21, 1995.
 10.18*+ Operating Agreement by and between ENACT Health Management Systems and
         ALZA Corporation dated August 29, 1995.
 10.19*+ Development and Marketing Agreement by and between ENACT Health
         Management Systems and LifeScan, Inc. dated July 25, 1997.
 10.20   Lease Agreement between ENACT Health Management Systems and El Camino
         Office Investments dated September 19, 1995.

 EXHIBIT
 NUMBER                             EXHIBIT TITLE
 -------                            -------------
 10.21   Lease Agreement between ENACT Health Management Systems and North
         Hills Property, Inc.
 11.1    Statement of Computation of Net Loss Per Share.
 21.1    List of Subsidiaries of ENACT Health Management Systems (none).
 23.1    Consent of Ernst & Young LLP, Independent Auditors (See page II-6).
 23.2    Consent of Gray Cary Ware & Freidenrich, LLP, (included in Exhibit
         5.1).
 24.1    Power of Attorney.
 27.1*   Financial Data Schedule.

--------

*  Filed with this Amendment 3. Exhibits not marked have been previously filed.

+ As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of this offering.
+ Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of Exhibit have been omitted and are marked by an asterisk.